Exhibit 10.1

SEPARATION AGREEMENT
by and between
MEDTRONIC GROUP HOLDING, INC.
and
KANGAROO US HOLDCO 2, INC.
Dated as of March 1, 2026

i

SCHEDULES

Schedule I	Medtronic Retained Assets
Schedule II	Medtronic Retained Liabilities
Schedule III	SplitCo Equity Interests
Schedule IV	SplitCo Assets
Schedule V	SplitCo Business Brands and Product Lines
Schedule VI	[Reserved]
Schedule VII	SplitCo Liabilities
Schedule VIII	Shared Contracts
Schedule IX	Intercompany Agreements and Intercompany Accounts
Schedule X	SplitCo Cash Balance
Schedule XI	SplitCo-Managed Actions
Schedule XII	Medtronic-Managed Actions
Schedule XIII	Jointly Managed Actions
Schedule XIV	Deferred Markets
Schedule XV	Specified Environmental Liabilities
Schedule XVI	Financial Reporting
Schedule XVII	SplitCo Intellectual Property
Schedule XVIII	Credit Support Instrument Obligations
Schedule XIX	Environmental Terms and Procedures
Schedule XX	Medtronic Pre-Separation Insurance Claims Procedures
EXHIBITS
Exhibit A    Form of Registration Rights Agreement
Exhibit B    Step Plan

This SEPARATION AGREEMENT, dated as of March 1, 2026, by and between (i) Medtronic Group Holding, Inc., a Minnesota corporation (“Medtronic”) and (ii) Kangaroo US HoldCo 2, Inc., a Delaware corporation (prior to the SplitCo Merger (as defined below), “SplitCo” and, following the SplitCo Merger, (“Initial SplitCo Party”)), which on or before the Separation Date shall be merged with and into MiniMed Group, Inc., a Delaware corporation (“SplitCo Parent” whether prior to or following the SplitCo Merger), and, following the SplitCo Merger, (“SplitCo”) with SplitCo Parent surviving such merger (the “SplitCo Merger”) and continuing as “SplitCo” hereunder. Capitalized terms used herein and not otherwise defined shall have the respective meaning assigned to them in Article I hereof.
R E C I T A L S
WHEREAS, Medtronic plc, an Irish public limited company and the ultimate parent company of Medtronic (“Medtronic Parent”), acting through itself and its direct and indirect Subsidiaries, currently conducts the Medtronic Business and the SplitCo Business;
WHEREAS, the board of directors of Medtronic Parent has determined that it is in the best interests of Medtronic Parent and its shareholders to create a new publicly traded company that will operate the SplitCo Business;
WHEREAS, in furtherance of the foregoing, the board of directors of Medtronic Parent has determined that it is desirable and appropriate to effect the transactions constituting the Separation to transfer certain assets and liabilities to SplitCo, a wholly owned Subsidiary of Medtronic Parent, on the terms and conditions set forth in this Agreement;
WHEREAS, to effect the Separation, certain members of the Medtronic Group shall contribute, convey, transfer, assign and deliver to members of the SplitCo Group, and members of the SplitCo Group shall accept and assume from members of the Medtronic Group, all of the right, title and interest of the members of the Medtronic Group in, to and under certain of the Assets and Liabilities relating to the SplitCo Business, in each case on the terms and subject to the conditions of this Agreement;
WHEREAS, in accordance with the Step Plan, following the execution of this Agreement and prior to the Initial Public Offering, among other things, Medtronic, Inc., a Delaware corporation (“Internal Distributing”) shall contribute certain SplitCo Assets (including all of the stock of Medtronic MiniMed, Inc.) to Kangaroo US HoldCo, Inc., a Delaware corporation (“Internal Controlled”) in consideration for (a) constructive issuance of stock of Internal Controlled and (b) an amount of Cash to be determined in accordance with Section 4.03 and Schedule X (the “Medtronic, Inc. Contribution”);
WHEREAS, in accordance with the Step Plan, following the Medtronic, Inc. Contribution, Internal Distributing shall distribute all of the stock of Internal Controlled to Medtronic Holding Inc., a Minnesota corporation (the “Internal Distribution”);
WHEREAS, for U.S. federal income tax purposes, the Medtronic, Inc. Contribution and the Internal Distribution, taken together, are intended to qualify as a

“reorganization” within the meaning of Section 368(a)(1)(D) and Section 355 of the United States Internal Revenue Code of 1986, as amended (the “Code”);
WHEREAS, following the consummation of the SplitCo Merger, SplitCo Parent will be the successor to Initial SplitCo Party and will continue as “SplitCo” for all purposes of this Agreement, with all of the accompanying rights and obligations;
WHEREAS, the board of directors of Medtronic Parent has determined in connection with the Separation, on the terms contemplated hereby, to cause SplitCo Parent to offer and sell in the Initial Public Offering a number of shares of SplitCo Common Stock constituting no more than 19.9% of the outstanding shares of SplitCo Common Stock;
WHEREAS, Medtronic Parent will cause SplitCo Parent to implement the Initial Public Offering;
WHEREAS, following the Initial Public Offering, Medtronic Parent intends to transfer at least 80.1% of the shares of SplitCo Common Stock to shareholders of Medtronic Parent by means of a divestment by Medtronic Parent to its shareholders of shares of SplitCo Common Stock, an offer to shareholders of Medtronic Parent to exchange shares of Medtronic Parent Ordinary Shares for shares of SplitCo Common Stock, or any combination thereof (the “Divestment”), it being understood that Medtronic Parent, in its sole discretion (as further described in Section 5.02 of this Agreement), may choose not to implement the Divestment or to effect a disposition of shares of SplitCo Common Stock pursuant to one or more public or private offerings or other similar transactions, or transfer, exchange or otherwise dispose of shares of SplitCo Common Stock in one or more transactions (including in connection with any debt-for-equity exchange or a subsequent divestment or exchange offer of SplitCo Common Stock) (the “Other Disposition”) instead of the Divestment.
WHEREAS, for U.S. federal income tax purposes, the Divestment, if effected, is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the Code;
WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Initial Public Offering and describe certain other agreements that will govern certain matters relating to the Separation, the Initial Public Offering and the Divestment or the Other Disposition, as applicable, and the relationship of Medtronic Parent, Medtronic, SplitCo and their respective Subsidiaries following the Separation.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

Article I
Definitions
SECTION 1.01. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:
“Action” means any claim, charge, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.
“Actual Payor” has the meaning set forth in Section 11.08(b).
“Adversarial Action” means (a) an Action by a member of the Medtronic Group, on the one hand, against a member of the SplitCo Group, on the other hand, or (b) an Action by a member of the SplitCo Group, on the one hand, against a member of the Medtronic Group, on the other hand.
“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by Contract or otherwise; provided, however, that for purposes of this Agreement, (a) SplitCo and the other members of the SplitCo Group shall not be considered Affiliates of Medtronic or any of the other members of the Medtronic Group and (b) Medtronic and the other members of the Medtronic Group shall not be considered Affiliates of SplitCo or any of the other members of the SplitCo Group.
“Agreement” means this Separation Agreement, including the Schedules hereto.
“Ancillary Agreements” means the TSA, the TMA, the EMA, the IP Agreements, the Transitional Trademark Cross-License Agreement, the Trademark Co-Existence Agreement, the Supply Agreement, Net Economic Benefit Agreement, Undisclosed Agency Agreement, and any Conveyancing and Assumption Instruments or other agreements executed by a member of the Medtronic Group, on the one hand, and a member of the SplitCo Group, on the other hand, in connection with the implementation of the transactions contemplated by this Agreement.
“Annual Upfront Claims Payment” has the meaning set forth in Section 8.02(c).
“Assets” means all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:
(a)    all Information in tangible form, and all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form;
(b)    all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;
(c)    all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;
(d)    all interests in real property of whatever nature, including buildings, land, structures, improvements, parking lots and fixtures thereon, and all easements and rights-of-way appurtenant thereto, and all leasehold interests, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;
(e)    all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Subsidiary or any other Person; and all rights as a partner, joint venturer or participant;
(f)    all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts and all rights arising thereunder;
(g)    all deposits, letters of credit, performance bonds and other surety bonds;
(h)    all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);
(i)    all Intellectual Property;
(j)    all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all Actions, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;
(k)    all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(l)    all Permits and all pending applications therefor;
(m)    Cash, bank accounts, lock boxes and other deposit arrangements;
(n)    interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and
(o)    all goodwill as a going concern.
“Business Day” means any day, other than a Saturday or a Sunday or a day on which banking institutions are authorized or required by Law to be closed in Dublin, Ireland or New York, New York.
“Calculation Factors” has the meaning set forth in Section 4.03(e).
“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.
“Cash Management Arrangements” shall mean all cash management arrangements pursuant to which any member of the Medtronic Group automatically or manually sweep cash from, or automatically or manually transfer cash to, accounts of any member of the SplitCo Group.
“Code” has the meaning set forth in the Recitals to this Agreement.
“Commission” means the U.S. Securities and Exchange Commission.
“Consents” means any consents, waivers or approvals from, or notification or filing requirements to, any Person other than a member of either Group.
“Contract” means any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.
“Conveyancing and Assumption Instruments” means, collectively, the various Contracts heretofore entered into and to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement and the Step Plan, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement in such form or forms as are consistent with the requirements of Section 2.06.
“Cost of Capital” means, as of any date, Medtronic Parent’s weighted average cost of capital as published by Bloomberg L.P. (or any successor thereto) on such date (or if such date is not a Business Day, on the immediately preceding Business Day); provided that if such rate is not available from Bloomberg L.P. on such date, the Cost of Capital shall be determined by Medtronic Parent in its reasonable discretion using the Capital Asset Pricing Model (CAPM) or similar methodologies for its cost of equity and market-based, forward-looking estimates of the Medtronic Parent’s cost of borrowing for the cost of debt.

“Credit Support Instruments” has the meaning set forth in Section 3.01(a).
“D&O Indemnification Liabilities” means all Liabilities of any member of the Medtronic Group or the SplitCo Group in respect of obligations to indemnify or advance expenses to any Persons who at any time prior to the Separation Closing have been directors or officers of any such member (in each case, in their capacities as such) for any Liabilities arising out of alleged wrongful acts or occurrences before the Separation Closing, in each case under (a) the certificate of incorporation, bylaws or similar organizational documents of the applicable member in effect on the date on which the act or occurrence giving rise to such obligation occurred or (b) any Contract in effect prior to the Separation Closing; provided, however, that to the extent the Medtronic Group and the SplitCo Group are covered during the period between the Separation Closing and the Divestment Date under D&O Insurance Policies that cover both the Medtronic Group and the SplitCo Group in the same policy, the term “Separation Closing” shall be deleted and replaced with the term “Divestment Date” wherever “Separation Closing” appears prior to this proviso in this definition.
“D&O Insurance Policies” has the meaning set forth in Section 8.09(a).
“Deferred Market” has the meaning set forth in Section 2.07(a).
“Deferred SplitCo Local Business” has the meaning set forth in Section 2.07(a).
“Dispute” has the meaning set forth in Section 11.02(b).
“Divestment” has the meaning set forth in the Recitals to this Agreement.
“Divestment Date” means the date of the Divestment or if no Divestment has occurred, the date that Medtronic Parent ceases to control (as defined in the definition of “Affiliate” herein) SplitCo.
“EMA” means the Employee Matters Agreement dated as of the date of this Agreement by and between Medtronic and SplitCo.
“Environmental Law” means all Laws relating to pollution, protection, preservation or cleanup of the environment or natural resources, human health and safety, or the disposal, generation, handling, labeling, management, manufacture, registration, storage, transportation, treatment, use or Release of, or exposure to, Hazardous Substances.
“Environmental Liability” means any Liability (including fines, penalties, losses and costs) arising under or pursuant to Environmental Law or relating to Hazardous Substances, including those arising or resulting from (a) any violation of, or actual or alleged noncompliance with an Environmental Law, Environmental Permit or Environmental Order, (b) the Release of or exposure to Hazardous Substances, (c) the treatment, storage, disposal or arrangement for disposal of any Hazardous Substance and (d) any Remedial Action or Third-Party Claim under Environmental Law relating to the foregoing.

“Environmental Order” shall mean any written order, demand, directive, consent order, binding agreement or promise of compliance issued or entered into by or with any Governmental Authority under or in relation to any Environmental Law or in relation to any Hazardous Substances.
“Environmental Permit” shall mean any Permit obtained or required under any Environmental Law.
“Exchange” means the Nasdaq Stock Market.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Financial Statements” has the meaning set forth in Section 7.05(a)(iv).
“First Post-Divestment Report” has the meaning set forth in Section 11.07.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents to be obtained from, any Governmental Authority.
“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.
“Greenshoe Amount” has the meaning set forth in Section 4.03(e).
“Group” means either the Medtronic Group or the SplitCo Group, as the context requires.
“Hazardous Substances” means any pollutant, contaminant, chemical, or any toxic, industrial, solid, radioactive or hazardous agent, material, substance or waste, including all agents, materials, substances or wastes for which liability or standards of care or a requirement for investigation or remediation are imposed under, or that are otherwise subject to, Environmental Law, and including petroleum and petroleum products and derivatives, radioactive materials or wastes, asbestos, polychlorinated biphenyls and per-polyfluoroalkyl and poly-fluorinated substances.
“Indemnifying Party” has the meaning set forth in Section 6.04.
“Indemnitee” has the meaning set forth in Section 6.04.
“Indemnity Payment” has the meaning set forth in Section 6.04.

“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, Contracts, instruments, surveys, analyses, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications, memos and other materials (including, for the avoidance of doubt, any of the foregoing that are subject to or may be subject to attorney-client privilege, attorney work product doctrine, common-interest or joint-defense protections, or any other legal privilege or protection, whether or not an attorney is a sender, recipient or participant in the communication or material, which in each case, shall be subject to Section 7.08) and other technical, financial, employee or business information or data, documents, correspondence, materials and files, in each case excluding any Intellectual Property therein.
“Initial Public Offering” means the initial public offering of the SplitCo Common Stock.
“Initial SplitCo Party” has the meaning set forth in the Preamble to this Agreement.
“Insurance Proceeds” means those monies:
(a)    received by an insured (or its successor-in-interest) from an Insurer;
(b)    paid by an Insurer on behalf of an insured (or its successor-in-interest); or
(c)    received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;
in any such case net of any applicable premium adjustments paid by any member of the Medtronic Group or the SplitCo Group (including retroactive or retrospectively rated premium adjustments), net of any costs or expenses incurred in the collection thereof and net of any Taxes resulting from the receipt thereof; provided, however, that to the extent any such monies are reimbursed (through retentions, deductibles or otherwise) to the applicable Insurer or other third party by any member of the Medtronic Group or the SplitCo Group (or their captive insurance companies), such monies shall not constitute Insurance Proceeds.
“Insurer” means the insuring entity issuing and/or subscribing to one or more Medtronic Insurance Policies, including, a member of the Medtronic Group, if applicable.
“Intellectual Property” means any and all common law or statutory rights anywhere in the world arising under or associated with the following, whether registered or unregistered: (a) patents, patent applications, statutory invention registrations, registered designs, utility models, and similar or equivalent rights in inventions and designs and all reissues, reexaminations, divisionals, continuations, and extensions of, and counterparts thereof, with respect to any of the foregoing (“Patents”), (b) trademarks, service marks, trade dress, trade names, logos and other designations of origin, and the goodwill associated therewith (“Trademarks”), (c) rights in domain names and uniform resource locators, social media identifiers and accounts, and other names and locators associated with Internet addresses and sites (“Domain Name”), (d) copyrights and any other equivalent rights in works of authorship (including databases as works of authorship) (“Copyrights”), (e) Trade Secrets, (f) rights in Software, and (g) other similar or equivalent intellectual property rights.
“Intended Tax Treatment” has the meaning set forth in the TMA.
“Intercompany Accounts” has the meaning set forth in Section 2.03(a).
“Intercompany Agreements” has the meaning set forth in Section 2.03(a).
“Internal Controlled” has the meaning set forth in the Recitals to this Agreement.
“Internal Distributing” has the meaning set forth in the Recitals to this Agreement.
“Internal Separation Closing” means the consummation of the Second Internal Contribution.
“Internal Separation Date” means the date on which the Internal Separation Closing occurs.
“Internal Transactions” means the transactions described on slides 16 through 229 of the Step Plan.
“IP Agreements” means the (a) MGH-MM Intellectual Property Cross License Agreement between Medtronic and Medtronic MiniMed, Inc. and (b) the MPLC-MHSS Intellectual Property Cross License Agreement between Medtronic Parent and MiniMed Holdings Switzerland Sarl.
“IP Documentation” means all Intellectual Property prosecution files, registration certificates, litigation files, and related opinions of counsel and correspondence relating thereto.
“IPO Registration Statement” means the registration statement on Form S-1 filed under the Securities Act (No. 333-292284) pursuant to which the offering of SplitCo Common Stock to be sold by SplitCo in the Initial Public Offering will be registered, as amended from time to time.
“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, directive, Tax treaty, requirement or other governmental restriction or any similar binding and enforceable form of decision of, or determination by, or agreement with, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, deferred revenue or other liability, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ and consultants’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing for or defending against any Actions or threatened or contemplated Actions).
“Material Unsettled Intercompany Accounts” has the meaning set forth in Section 2.03(b).
“Maximum Greenshoe Amount” has the meaning set forth in Section 4.03(b).
“Mediation Notice” has the meaning set forth in Section 11.02(c).
“Mediation Period” has the meaning set forth in Section 11.02(c).
“Mediation Process” has the meaning set forth in Section 11.02(c).
“Medtronic” has the meaning set forth in the preamble.
“Medtronic, Inc. Contribution” has the meaning set forth in the Recitals to this Agreement.
“Medtronic Actions” has the meaning set forth in Section 6.12(b).
“Medtronic Assets” means the following Assets:
(a)    all Assets held by the Medtronic Group (other than Intellectual Property);
(b)    all Medtronic Intellectual Property and any IP Documentation related thereto;
(c)    all interests in the capital stock of, or other equity interests in, the members of the Medtronic Group (other than Medtronic) and all other equity, partnership, membership, joint venture and similar interests in any other Person (other than the members of the SplitCo Group and the SplitCo Group Entities);
(d)    the Medtronic Retained Assets;

(e)    the rights related to the Medtronic Portion of any Shared Contract;
(f)    all other Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the Medtronic Group; and
(g)    to the extent not addressed in subsections (a)-(f) of this definition, all Assets held by a member of the SplitCo Group that are determined by Medtronic in good faith to be primarily related to or used or held for use primarily in connection with the business or operations of the Medtronic Business.
Notwithstanding the foregoing, except as set forth in Section 2.02, the Medtronic Assets as set forth in clauses (b)-(g) above shall not include (i) any Assets governed by the TMA, (ii) any Assets governed by the EMA, or (iii) any SplitCo Assets.
“Medtronic Auditors” has the meaning set forth in Section 7.05(a)(xi).
“Medtronic Business” means the business and operations conducted (including business and operations not yet commercialized) by Medtronic and its Subsidiaries other than the SplitCo Business.
“Medtronic Credit Support Instruments” has the meaning set forth in Section 3.01(a).
“Medtronic Disclosure Sections” means all material set forth in, or incorporated by reference into, the IPO Registration Statement to the extent relating exclusively to (a) the Medtronic Group, (b) the Medtronic Business, (c) Medtronic’s intentions with respect to any Divestment or Other Disposition or (d) the terms of the Divestment or Other Disposition, including the form, structure and terms of any transaction(s) or offering(s) to effect the Divestment or Other Disposition and the timing of and conditions to the consummation of the Divestment or Other Disposition.
“Medtronic Environmental Liabilities” means (a) the Specified Medtronic Environmental Liabilities and (b) all Environmental Liabilities to the extent relating to, arising out of or resulting from (i) the operation or conduct of the Medtronic Business (other than the SplitCo Business) as conducted at any time prior to, on or after the Separation Closing, (ii) any Medtronic Real Property; (iii) any product of the Medtronic Business or (iv) any terminated, divested or discontinued businesses or operations of the Medtronic Business (including any real property formerly owned, leased or operated by such businesses or operations); provided, that, notwithstanding the foregoing, Medtronic Environmental Liabilities shall not include any Specified SplitCo Environmental Liabilities.
“Medtronic Group” means Medtronic Parent and each of its Subsidiaries, but excluding any member of the SplitCo Group and the SplitCo Group Entities.
“Medtronic Indemnitees” has the meaning set forth in Section 6.02.

“Medtronic Insurance Policies” means all insurance policies of Medtronic and the other members of the Medtronic Group, including (a) any policies issued, reinsured or reimbursed by any member of the Medtronic Group, including any wholly-owned captive insurance company, (b) any self-insurance programs, mechanisms or funding arrangements or similar program, mechanism or arrangement, including any deductibles, retentions or accruals for uninsured or self-insured risks or (c) any policies issued by a third-party insurer that is not a member of the Medtronic Group or the SplitCo Group.
“Medtronic Intellectual Property” means all Intellectual Property owned by any member of the Medtronic Group or the SplitCo Group as of immediately prior to the Separation Closing, other than the SplitCo Intellectual Property, including all rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse, or misappropriation.
“Medtronic Liabilities” means the following Liabilities:
(a)    all Liabilities to the extent relating to, arising out of or resulting from:
(i)    the operation or conduct of the Medtronic Business as conducted at any time prior to the Separation Closing (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the Medtronic Business);
(ii)    the operation or conduct of the Medtronic Business or any other business conducted by Medtronic or any other member of the Medtronic Group at any time after the Separation Closing (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));
(iii)    any terminated, divested or discontinued businesses or operations of the Medtronic Business; or
(iv)    the Medtronic Assets;
(b)    the Medtronic Retained Liabilities;
(c)    any obligations related to the Medtronic Portion of any Shared Contract;
(d)    the Medtronic Environmental Liabilities;
(e)    any D&O Indemnification Liabilities; and

(f)    all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Medtronic Group.
Notwithstanding the foregoing, except as set forth in Section 2.02, the Medtronic Liabilities shall not include (w) any Liabilities governed by the TMA, (x) any Liabilities governed by the EMA or (y) any SplitCo Liabilities.
“Medtronic Parent” has the meaning set forth in the Recitals.
“Medtronic Parent Ordinary Shares” means the ordinary shares, $0.0001 par value per share, of Medtronic Parent.
“Medtronic Policy Pre-Separation Insurance Claims” means any Action, demand, claim (threatened or otherwise), notice of claim, incident, loss, event, condition or occurrence (whether existing before, on, or after the Separation Date) made against or reported directly to any member of the SplitCo Group or Medtronic Group (whether or not any formal proceeding is made by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal), and reported to the applicable insurer(s) that arises from any event, act or omission occurring prior to the Separation Date and that is covered under a Medtronic Insurance Policy in effect prior to the Separation Date.
“Medtronic Portion” has the meaning set forth in Section 2.04.
“Medtronic Real Property” means any property or facility owned, operated or leased by Medtronic or any other member of the Medtronic Group.
“Medtronic Retained Assets” means the Assets to be retained by the Medtronic Group set forth on Schedule I.
“Medtronic Retained Liabilities” means the Liabilities set forth on Schedule II.
“MiniMed BV Note” that certain Promissory Note, dated as of the date hereof between MiniMed Holding B.V. and Internal Distributing with a face value of $900,000,000.
“MiniMed BV Note Remainder Amount” has the meaning set forth in Section 4.03(b).
“Mixed Actions” has the meaning set forth in Section 6.12(c).
“Negotiation Notice” has the meaning set forth in Section 11.02(b).
“Net Economic Benefit Agreement” means the Net Economic Benefit Agreement dated as of the date of this Agreement by and between Internal Distributing and Internal Controlled.
“Other Disposition” has the meaning set forth in the Recitals to this Agreement.

“Party” means either party hereto, and “Parties” means both parties hereto.
“Permit” means any approval, concession, grant, franchise, license, permit, certificate, exemption, registration, waiver or other authorization granted or issued by any Governmental Authority, including those required to conduct a clinical investigation, study or trial on one or more human subjects under applicable Law.
“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.
“Prospectus” means the prospectus or prospectuses included in any of the Registration Statements, as amended or supplemented by any prospectus supplement and by all other amendments and supplements to any such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.
“Real Property Remedial Action” means any Remedial Action at any real property that is owned or leased by either Party on the Separation Date and at the time the Remedial Action is being conducted.
“Registration Rights Agreement” means the Registration Rights Agreement in substantially the form attached hereto as Exhibit A, to be entered into by and between Medtronic Parent and SplitCo.
“Registration Statements” means the IPO Registration Statement and any registration statement in connection with the Divestment or Other Disposition, including in each case the Prospectus related thereto, amendments and supplements to any such Registration Statement or Prospectus, including post-effective amendments, all exhibits thereto and all materials incorporated by reference in any such Registration Statement or Prospectus.
“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, dumping, deposit, disposal, dispersal, abandonment, leaching or migration into or through the environment (including ambient air, surface water, groundwater and surface or subsurface strata).
“Remedial Action” means all actions undertaken to clean up, remove, treat, respond to or otherwise address any presence or Release of a Hazardous Substance, prevent a Release or threat of Release, or minimize the further Release of any Hazardous Substance, including investigation, inspection, removal, cure, containment, monitoring, neutralization, treatment, clean-up or remediation activities, pre-remedial studies and investigations, and post-remedial monitoring and care.
“Reporting Period” has the meaning set forth in Section 7.05(a).
“Roll-Forward Amount” has the meaning set forth in Section 8.02(c).

“Second Internal Contribution” means the contribution of all of the stock of Internal Controlled to the Initial SplitCo Party, in accordance with the Step Plan.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.
“Senior Negotiation” has the meaning set forth in Section 11.02(b).
“Separation” means (a) the Internal Transactions that are contemplated by the Step Plan to occur on or prior to the Separation Date, (b) any actions to be taken on or prior to the Separation Date pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, to occur on or prior to the Separation Date and provided for in this Agreement or in any Ancillary Agreement.
“Separation Closing” means the closing of the Separation and the Initial Public Offering on the Separation Date.
“Separation Date” has the meaning set forth in Section 4.03(a).
“Shared Contract” means any Contract of any member of either Group that relates in any material respect to both the Medtronic Business and the SplitCo Business, including the Contracts set forth on Schedule VIII-A; provided, that no Contract (or portion thereof) shall constitute a Shared Contract to the extent that (x) such Contract is listed on Schedule VIII-B or (y) the services provided thereunder are provided pursuant to the TSA; provided, further, that the Parties may, by mutual written consent, elect to include in, or exclude from, this definition any Contract.
“Software” means any and all (a) computer programs and applications, including software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) all documentation, including user manuals and other training documentation relating to any of the foregoing; provided that in each case of (a)-(e), excluding any Intellectual Property therein.
“Specified Medtronic Environmental Liabilities” means the Environmental Liabilities set forth in Schedule XV(i).
“Specified SplitCo Environmental Liabilities” means the Environmental Liabilities set forth in Schedule XV(ii).

“SplitCo” shall mean the Initial SplitCo Party (prior to the SplitCo Merger) or SplitCo Parent (after the SplitCo Merger).
“SplitCo Actions” has the meaning set forth in Section 6.12(a).
“SplitCo Assets” means the following Assets:
(a)    all Assets held by the SplitCo Group (other than Intellectual Property);
(b)    all interests in the capital stock of, or other equity interests in, the members of the SplitCo Group (other than SplitCo) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule III under the captions “Joint Ventures” and “Minority Investments”;
(c)    all Assets (other than Intellectual Property) reflected on the SplitCo Business Balance Sheet, and all Assets (other than Intellectual Property) acquired after the date of the SplitCo Business Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the SplitCo Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the SplitCo Business Balance Sheet;
(d)    the Assets listed or described on Schedule IV;
(e)    the SplitCo Intellectual Property and any IP Documentation related exclusively thereto;
(f)    the rights related to the SplitCo Portion of any Shared Contract;
(g)    all other Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the SplitCo Group; and
(h)    to the extent not addressed in subsections (a)-(g) of this definition, all Assets (other than Intellectual Property or IP Documentation) held by a member of the Medtronic Group that are determined by Medtronic in good faith to be primarily related to or used or held for use primarily in connection with the business or operations of the SplitCo Business (unless otherwise expressly provided in this Agreement).
Notwithstanding the foregoing, except as set forth in Section 2.02, the SplitCo Assets shall not include (i) any Medtronic Retained Assets, (ii) any Medtronic Intellectual Property, (iii) any Assets governed by the TMA, (iv) any Assets governed by the EMA, (v) the rights related to the Medtronic Portion of Shared Contracts, (vi) any Assets that are determined by Medtronic in good faith to be primarily related to or used or held for use primarily in connection with the business or operations of the Medtronic Business (unless otherwise listed or described on Schedule IV), (vii) any equity, partnership, membership, joint venture or similar interests in any Person other than as contemplated by clause (b) of this definition or (viii) any insurance policies or programs of the Medtronic Group.

“SplitCo Auditors” has the meaning set forth in Section 7.05(a)(x).
“SplitCo Business” means the business and operations constituting Medtronic’s Diabetes operating unit (as further described in the IPO Registration Statement), including the brands and product lines (i) sold by such segment as of or prior to the Separation Date or (ii) otherwise set forth on Schedule V. Notwithstanding the foregoing, the brands and product lines of all Medtronic operating units and businesses other than the Diabetes operating unit shall be deemed part of the Medtronic Business, and not part of the SplitCo Business.
“SplitCo Business Balance Sheet” means the combined balance sheet of the SplitCo Business, including the notes thereto, as of the most recent fiscal period for which financial statements are included in the IPO Registration Statement (or, as of such date that is otherwise agreed in writing by Medtronic and SplitCo).
“SplitCo Common Stock” means the common stock, $0.01 par value per share, of SplitCo Parent.
“SplitCo Copyrights” means unregistered Copyrights that are owned by any member of the Medtronic Group or the SplitCo Group as of immediately prior to the Separation Closing and that are exclusively used in or related to the SplitCo Business.
“SplitCo Credit Support Instruments” has the meaning set forth in Section 3.02(a).
“SplitCo Domain Names” means the Domain Names listed on Schedule XVII.
“SplitCo Environmental Liabilities” means (a) the Specified SplitCo Environmental Liabilities and (b) all Environmental Liabilities to the extent relating to, arising out of or resulting from (i) the operation or conduct of the SplitCo Business as conducted at any time prior to, on or after the Separation Closing, (ii) any SplitCo Real Property; (iii) any product of the SplitCo Business or (iv) any terminated, divested or discontinued businesses or operations of the SplitCo Business (including any real property formerly owned, leased or operated by such businesses or operations); provided, that, notwithstanding the foregoing, SplitCo Environmental Liabilities shall not include any Specified Medtronic Environmental Liabilities.
“SplitCo Financing Arrangements” means the debt financing arrangements to be entered into and consummated by members of the SplitCo Group at or prior to the Separation Closing.
“SplitCo Group” means (a) SplitCo Parent, (b) each Person that will be a Subsidiary of SplitCo Parent immediately after the Separation Closing, including the entities set forth on Schedule III under the caption “Subsidiaries”, (c) SplitCo and (d) each Person that becomes a Subsidiary of SplitCo Parent after the Separation Date, including in each case any Person that is merged or consolidated with or into SplitCo Parent or any Subsidiary of SplitCo, including as part of the Internal Transactions.

“SplitCo Group Entities” means the entities, the equity, partnership, membership, joint venture or similar interests of which are set forth on Schedule III under the captions “Joint Ventures” and “Minority Investments”.
“SplitCo IDs” means the invention disclosures listed or described on Schedule XVII.
“SplitCo Indemnitees” has the meaning set forth in Section 6.03.
“SplitCo Intellectual Property” means (a) the SplitCo Patents, (b) the SplitCo Copyrights, (c) the SplitCo Domain Names, (d) the SplitCo Trade Secrets, (e) the SplitCo Trademarks, (f) the SplitCo IDs, (g) all other Intellectual Property (other than Patents) owned by any member of the Medtronic Group or the SplitCo Group as of immediately prior to the Separation Closing that are exclusively used in or related to the SplitCo Business (including such SplitCo Domain Names and SplitCo Trademarks listed on Schedule XVII, respectively), and (h) including in each case of the foregoing (a)-(g), all rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse, or misappropriation.
“SplitCo Liabilities” means the following Liabilities:
(a)    all Liabilities of the SplitCo Group and the SplitCo Group Entities;
(b)    all Liabilities to the extent relating to, arising out of or resulting from:
(i)    the operation or conduct of the SplitCo Business as conducted at any time prior to the Separation Closing (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the SplitCo Business);
(ii)    the operation or conduct of the SplitCo Business or any other business conducted by SplitCo or any other member of the SplitCo Group at any time after the Separation Closing (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));
(iii)    any terminated, divested or discontinued businesses or operations of the SplitCo Business;
(iv)    the SplitCo Assets;
(c)    all Liabilities reflected as liabilities or obligations on the SplitCo Business Balance Sheet, and all Liabilities arising or assumed after the date of the SplitCo Business Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the SplitCo Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the SplitCo Business Balance Sheet;
(d)    the Liabilities listed or described on Schedule VII;
(e)    any obligations related to the SplitCo Portion of any Shared Contract;
(f)    the SplitCo Environmental Liabilities;
(g)    all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the SplitCo Group; and
(h)    all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the IPO Registration Statement and any other documents filed with the Commission in connection with the Initial Public Offering or as contemplated by this Agreement, other than with respect to the Medtronic Disclosure Sections.
Notwithstanding the foregoing, except as set forth in Section 2.02, the SplitCo Liabilities shall not include (i) any Medtronic Retained Liabilities, (ii) any Liabilities governed by the TMA, (iii) any Liabilities governed by the EMA, (iv) any obligations related to the Medtronic Portion of any Shared Contract, (v) any Medtronic Environmental Liabilities, (vi) any D&O Indemnification Liabilities and (vii) any Liabilities of the SplitCo Group to the extent relating to, arising out of or resulting from (x) the operation or conduct of the Medtronic Business as conducted at any time prior to the Separation Closing (unless otherwise expressly provided in this Agreement), (y) any terminated, divested or discontinued businesses or operations of the Medtronic Business or (z) the Medtronic Assets.
“SplitCo Merger” has the meaning set forth in the Preamble to this Agreement.
“SplitCo Non-Voting Stock” means any class or series of SplitCo’s capital stock, and any warrant, option or right in such stock, other than SplitCo Voting Stock.
“SplitCo Parent” has the meaning set forth in the Preamble to this Agreement.
“SplitCo Patents” means the Patents listed on Exhibit B to each of the IP Agreements.
“SplitCo Policy Pre-Separation Insurance Claims” means any Action (whether made before, on, or after the Separation Date) made against any member of the SplitCo Group or Medtronic Group, and reported to the applicable insurer(s) that arises from any event, act or omission occurring prior to the Separation Date and that is covered under an insurance policy of the SplitCo Group in effect prior to the Separation Date.

“SplitCo Portion” has the meaning set forth in Section 2.04.
“SplitCo Real Property” means any property or facility owned, leased or operated by SplitCo or any other member of the SplitCo Group.
“SplitCo Trade Secrets” means the Trade Secrets that are owned by any member of the Medtronic Group or SplitCo Group as of immediately prior to the Separation Closing and that are exclusively used in or related to the SplitCo Business.
“SplitCo Trademarks” means the Trademarks identified on Schedule XVII.
“SplitCo Voting Stock” means all classes of the then outstanding capital stock of SplitCo entitled to vote generally with respect to the election of directors.
“Step Plan” means the restructuring step plan attached as Exhibit B.
“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Supply Agreement” means the Transition Manufacturing and Supply Agreement dated as of the date of this Agreement by and between Internal Distributing and Medtronic MiniMed Inc.
“Tax Certificates” has the meaning set forth in the TMA.
“Tax Contest” has the meaning set forth in the TMA.
“Tax Records” has the meaning set forth in the TMA.
“Tax Return” has the meaning set forth in the TMA.
“Taxes” has the meaning set forth in the TMA.
“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the Medtronic Group or the SplitCo Group of any claim, or the commencement by any such Person of any Action, against any member of the Medtronic Group or the SplitCo Group.
“Third-Party Proceeds” has the meaning set forth in Section 6.04.
“TMA” means the Tax Matters Agreement dated as of the date of this Agreement by and between Medtronic and SplitCo.

“Trade Secrets” means all (i) confidential or proprietary information and (ii) all other forms and types of financial, business, scientific, technical, economic or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, know-how, programs or codes, whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, to the extent that the owner thereof has taken reasonable measures to keep such information secret and the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, the public.
“Trademark Co-Existence Agreement” means the Trademark Co-Existence Agreement dated as of the date of this Agreement by and between Medtronic and SplitCo.
“Transaction Expenses” means all reasonable out-of-pocket fees, costs and expenses incurred by any member of the Medtronic Group or the SplitCo Group in connection with the Separation, the Initial Public Offering or any of the other transactions contemplated by this Agreement or the Ancillary Agreements (other than the Divestment and the Other Disposition); provided, that Transaction Expenses shall not include (i) any Taxes covered by the TMA or (ii) any amounts required to be paid between a member of the Medtronic Group, on the one hand, and a member of the SplitCo Group, on the other hand, pursuant to the terms of an Ancillary Agreement.
“Transitional Trademark Cross-License Agreement” means the Transitional Trademark Cross-License Agreement dated as of the date of this Agreement by and between Medtronic and SplitCo.
“Treasury Regulations” has the meaning set forth in the TMA.
“TSA” means the Transition Services Agreement dated as of the date of this Agreement by and between Medtronic and SplitCo.
“Underwriters” means the managing underwriters for the Initial Public Offering.
“Underwriting Agreement” means the Underwriting Agreement to be entered into by and among SplitCo Parent and the Underwriters in connection with the offering of SplitCo Common Stock by SplitCo Parent in the Initial Public Offering.
“Undisclosed Agency Agreement” means the Undisclosed Agency Agreement dated as of the date of this Agreement by and between Internal Distributing and Internal Controlled.

Article II
The Separation
SECTION 2.01. Transfer of Assets and Assumption of Liabilities. In accordance with the Step Plan:
(a)  Prior to the Initial Public Offering, and subject to Section 2.01(e), Section 2.01(f) and Section 2.07, the Parties shall cause, or shall have caused, the Internal Transactions to be completed.
(b) Subject to Section 2.01(e), Section 2.01(f) and Section 2.07, on or prior to the Internal Separation Date, the Parties shall, and shall cause their respective Group members to, execute such Conveyancing and Assumption Instruments and take such other corporate actions as are necessary to (i) transfer and convey to one or more members of the SplitCo Group all of the right, title and interest of the Medtronic Group in, to and under all SplitCo Assets not already owned by the SplitCo Group, (ii) transfer and convey to one or more members of the Medtronic Group all of the right, title and interest of the SplitCo Group in, to and under all Medtronic Assets not already owned by the Medtronic Group, (iii) cause one or more members of the SplitCo Group to assume all of the SplitCo Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Medtronic Group and (iv) cause one or more members of the Medtronic Group to assume all of the Medtronic Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the SplitCo Group.
(c) In the event that it is discovered any time after the Internal Separation Date that there was an omission of (i) the transfer or conveyance by SplitCo (or a member of the SplitCo Group) or the acceptance or assumption by Medtronic (or a member of the Medtronic Group) of any Medtronic Asset or Medtronic Liability, as the case may be, or (ii) the transfer or conveyance by Medtronic (or a member of the Medtronic Group) or the acceptance or assumption by SplitCo (or a member of the SplitCo Group) of any SplitCo Asset or SplitCo Liability, as the case may be, the Parties shall, subject to Section 2.01(e), Section 2.01(f) and Section 2.07, use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability. The Party to whom the applicable Asset is to be transferred or conveyed or by whom the applicable Liability is to be accepted or assumed shall reimburse the other Party for any costs directly related to retaining or maintaining such Asset, or managing or defending such Liability, promptly after receiving a request therefor. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if it had occurred on the earlier of (i) immediately prior to the Separation Closing and (ii) the time such Assets and Liabilities would have been transferred, conveyed, accepted or assumed had they been subject to the Conveyancing and Assumption Instrument for the jurisdiction to which such Assets relate, in each case except as otherwise required by applicable Law.
(d) In the event that it is discovered any time after the Internal Separation Date that there was (i) a transfer or conveyance by SplitCo (or a member of the SplitCo Group) to, or the acceptance or assumption by, Medtronic (or a member of the Medtronic Group) of any

SplitCo Asset or SplitCo Liability, as the case may be, or (ii) a transfer or conveyance by Medtronic (or a member of the Medtronic Group) to, or the acceptance or assumption by, SplitCo (or a member of the SplitCo Group) of any Medtronic Asset or Medtronic Liability, as the case may be, the Parties shall use reasonable best efforts to promptly transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be. The Party to whom the applicable Asset is to be transferred or conveyed or by whom the applicable Liability is to be accepted or assumed shall reimburse the other Party for any costs directly related to retaining or maintaining such Asset, or managing or defending such Liability, promptly after receiving a request therefor. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law.
(e) To the extent that any transfer or conveyance of any Asset (other than (i) as set forth in Section 2.07(d), (ii) Shared Contracts, which are governed solely by Section 2.04, and (iii) Deferred SplitCo Local Businesses, which are governed solely by Section 2.07) or acceptance or assumption of any Liability (other than (i) as set forth in Section 2.07(d), (ii) Shared Contracts, which are governed solely by Section 2.04, and (iii) Deferred SplitCo Local Businesses, which are governed solely by Section 2.07) required by this Agreement to be so transferred, conveyed, accepted or assumed shall not have been completed on or prior to the Internal Separation Date, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Internal Separation Date as shall be reasonably practicable. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective on or prior to the Internal Separation Date, unless otherwise expressly agreed in writing by the Parties, the Party retaining such Asset or Liability (or the member of the Party’s Group retaining such Asset or Liability) shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto, who shall reimburse the other Party for any costs directly related to retaining or maintaining such Asset or managing or defending such Liability promptly after receiving a request therefor) or retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement, as the case may be, and take such other actions as may be required by Law, including the terms and conditions of any applicable order, decree, ruling judgment, agreement or Action pending or in effect as of the Internal Separation Date with respect to such Asset or Liability, or otherwise reasonably requested by the Party to which such Asset should have been transferred or conveyed, or by whom such Liability should have been assumed or accepted, as the case may be, in order to place both Parties, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement, including with respect to possession, use, risk of loss, potential for gain and control over such Asset or Liability. As and when any such Asset or Liability becomes transferable or assumable, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(e) shall be treated by the Parties for all purposes as if it had occurred on the earlier of (i) immediately prior to the

Internal Separation Closing and (ii) the time such Assets and Liabilities would have been transferred, conveyed, accepted or assumed had they been subject to the Conveyancing and Assumption Instrument for the jurisdiction to which such Assets and Liabilities relate, in each case except as otherwise required by applicable Law.
(f) Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their terms or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain and submit any necessary Governmental Approvals or other Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed including, to the extent applicable, the substitution of a member of the SplitCo Group for a member of the Medtronic Group in connection with any order, decree, ruling, judgment, agreement or Action pending or in effect as of the Internal Separation Date with respect to any SplitCo Liabilities or the substitution of a member of the Medtronic Group for a member of the SplitCo Group in connection with any order, decree, ruling, judgment, agreement or Action pending or in effect as of the Internal Separation Date with respect to any Medtronic Liabilities; provided, further, that neither Party nor any member of its Group shall be required to pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or submit any such Governmental Approval or Consent (other than reasonable out-of-pocket expenses, attorneys’ fees and filing, recording or similar fees, all of which, if incurred following the Separation Closing, shall be borne by SplitCo (and SplitCo shall promptly reimburse members of the Medtronic Group upon request for any such expenses or fees incurred thereby)).
(g) Except as set forth in Section 2.01(f) or Section 2.07, the Party retaining any Asset or Liability due to the deferral of the transfer and conveyance of such Asset or the deferral of the acceptance and assumption of such Liability pursuant to this Article II or otherwise shall not be obligated by this Agreement, in connection with this Article II, to expend any money or take any action that would require the expenditure of money unless and to the extent the Party entitled to such Asset or the Party intended to assume such Liability advances or agrees to reimburse it for the applicable expenditures.
SECTION 2.02. Certain Matters Governed Exclusively by Ancillary Agreements. Each of Medtronic and SplitCo agrees on behalf of itself and the members of its Group that, except as expressly provided in this Agreement or any Ancillary Agreement, (a) the TMA shall exclusively govern all matters relating to Taxes between such parties, (b) the EMA shall exclusively govern all matters related to employees and employee benefits between such parties (it being understood that any Assets and Liabilities allocated pursuant to the EMA shall constitute SplitCo Assets, SplitCo Liabilities, Medtronic Assets or Medtronic Liabilities, as applicable, for purposes of Article VI hereof), (c) the TSA shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the date thereof and (d) the Supply Agreement shall exclusively govern all matters relating to the supply of the services identified therein. In the case of any conflict between this

Agreement and either the TMA or the EMA in relation to any matters related to Taxes, the TMA or the EMA, as applicable, shall prevail.
SECTION 2.03. Termination of Intercompany Agreements and Intercompany Accounts.
(a) Except as set forth in Section 2.03(c) or as otherwise provided by the Step Plan, in furtherance of the releases and other provisions of Section 6.01, effective as of the consummation of the Second Internal Contribution on the Internal Separation Date (in the case of Intercompany Agreements in effect as of such time) or as of the Separation on the Separation Date (in the case of Intercompany Agreements entered into after the Second Internal Contribution (if any)), SplitCo and each other member of the SplitCo Group, on the one hand, and Medtronic and each other member of the Medtronic Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments and understandings, oral or written, between such parties as of such date (“Intercompany Agreements”) including all intercompany accounts payable or accounts receivable between such parties (“Intercompany Accounts”) and in effect or accrued as of such time. No such terminated Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Internal Separation Date or the Separation Date, as applicable. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement. For the avoidance of doubt, the termination of Intercompany Agreements pursuant to this Section 2.03(a) shall be effective as of the Internal Separation Date or the Separation Date, as applicable, regardless of whether all amounts owing under such Intercompany Agreements have been settled as of such date. The settlement of amounts owing under terminated Intercompany Agreements shall be governed by Section 2.03(b).
(b) In connection with the termination of Intercompany Accounts described in Section 2.03(a), each of Medtronic and SplitCo shall use its reasonable best efforts to cause each Intercompany Account between a member of the SplitCo Group, on the one hand, and a member of the Medtronic Group, on the other hand, that is outstanding as of the Internal Separation Closing or the Separation Closing, as applicable, to be settled at or as promptly as practicable following the Internal Separation Closing or the Separation Closing, as applicable, in accordance with the Step Plan. Within ninety (90) days following the Separation Closing, to the extent (i) there exist Intercompany Accounts that were not settled within ninety (90) days following the Separation Closing and (ii) such Intercompany Accounts have an aggregate outstanding balance in excess of $5 million (the “Material Unsettled Intercompany Accounts”), the Parties shall reconcile all such Intercompany Accounts. The Parties shall work together in good faith to determine the final amounts payable with respect to the Material Unsettled Intercompany Accounts, and any amounts so determined shall be paid by the applicable Party within fifteen (15) Business Days following such determination.
(c) The provisions of Section 2.03(a) and Section 2.03(b) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group); (ii) any Intercompany Agreements that this Agreement, the Step Plan or any Ancillary Agreement expressly contemplates will survive the Separation Closing; (iii) any Intercompany Agreements or Intercompany Accounts between a Deferred SplitCo Local Business, on the one hand, and a member of the Medtronic Group, on the other hand, prior to the legal transfer of such Deferred SplitCo Local Business to the SplitCo Group and (iv) any other Intercompany Agreements or Intercompany Accounts set forth on Schedule IX.
(d) Each of Medtronic and SplitCo shall, and shall cause their respective Subsidiaries to, take all necessary actions to remove each member of the SplitCo Group from all Cash Management Arrangements to which such member of the SplitCo Group is a party, in each case prior to the Separation Date; provided, that this Section 2.03(d) shall not require any members of the SplitCo Group that comprise a Deferred SplitCo Local Business to be removed from any such Cash Management Arrangements prior to the legal transfer of such Deferred SplitCo Local Business to the SplitCo Group.
SECTION 2.04. Shared Contracts. The Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the SplitCo Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the SplitCo Business (the “SplitCo Portion”), which rights shall be a SplitCo Asset and which obligations shall be a SplitCo Liability, and (b) a member of the Medtronic Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the SplitCo Business (the “Medtronic Portion”), which rights shall be a Medtronic Asset and which obligations shall be a Medtronic Liability. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract on or prior to the Separation Date as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group members to, reasonably cooperate in any lawful arrangement to provide that, following the Separation Closing and until the earlier of two (2) years after the Separation Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract as contemplated by the previous sentence is effected, a member of the SplitCo Group shall receive the interest in the benefits and obligations of the SplitCo Portion under such Shared Contract and a member of the Medtronic Group shall receive the interest in the benefits and obligations of the Medtronic Portion under such Shared Contract; provided, that if, following such two-year period, any such Shared Contract remains in effect and the formal division, partial assignment, modification or replication of such Shared Contract as contemplated by the previous sentence has not yet been effected, the Parties shall discuss in good faith extending any such lawful arrangement then in place; provided that, for the avoidance of doubt, no Party shall have any obligation to so extend any such lawful arrangement then in place. Nothing in this Section 2.04 shall require (x) the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable, or (y) unless otherwise agreed by the Parties, either Party or any member of their respective Groups to pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which, if incurred following the Separation Closing, shall be borne by SplitCo (and SplitCo shall promptly reimburse members of the Medtronic Group upon request for any such expenses or fees incurred thereby)).
SECTION 2.05. Disclaimer of Representations and Warranties. Each of Medtronic (on behalf of itself and each other member of the Medtronic Group) and SplitCo (on behalf of itself and each other member of the SplitCo Group) understands and agrees that, except as expressly set forth in this Agreement, any Ancillary Agreement or the Tax Certificates, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement, nor any other Person, is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred or assumed hereby or thereby for the conduct and operations of the SplitCo Business or the Medtronic Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement or the Tax Certificates, any such Assets are being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of Laws or judgments are not complied with.
SECTION 2.06. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the transfers of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement, the Parties and certain other members of the respective Groups (a) have executed prior to the date hereof certain Conveyancing and Assumption Instruments and (b) shall execute and deliver to each other or cause to be executed and delivered, on or after the date hereof by the appropriate entities, any Conveyancing and Assumption Instruments, in each case necessary to evidence the valid and effective assumption by the applicable Party or a member of such Party’s Group of its assumed Liabilities and the valid transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its transferred Assets for such assumptions and transfers to be effected pursuant to Delaware Law, the Laws of one of the other states of the United States or the Laws of the country in which such Assets are located, as applicable, including the transfer of real property with deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. Except to the extent required by applicable Law, the Conveyancing and Assumption Instruments shall not contain any representations or warranties or indemnities, shall not conflict with this Agreement and, to the extent that any provision of a Conveyancing and Assumption Instrument does conflict with any provision of this Agreement, this Agreement shall govern and control unless specifically stated otherwise in such Conveyancing and Assumption Instrument. The transfer of capital stock may be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any jurisdiction to transfer title to stock and, only to the extent required by applicable Law, by notation on public registries or other required procedure.
SECTION 2.07. Deferred Markets. (a) Notwithstanding anything to the contrary herein, in order to ensure compliance with applicable Law, to obtain necessary Governmental Approvals and other Consents and for other business reasons, the Parties will defer until after the Internal Separation Date the transfer and conveyance of legal title to all or a portion of the SplitCo Assets to, and the assumption of all or a portion of the SplitCo Liabilities by, SplitCo or a member of the SplitCo Group, in each case, in each of the jurisdictions listed on Schedule XIV (each, a “Deferred Market” and the SplitCo Assets and SplitCo Liabilities in any such Deferred Market, a “Deferred SplitCo Local Business”), and Medtronic or a member of the Medtronic Group will continue to operate certain activities of the SplitCo Business in the Deferred Markets following the Separation in accordance with Section 2.07(b). Notwithstanding the foregoing, any Deferred SplitCo Local Business shall constitute SplitCo Assets or SplitCo Liabilities, as applicable, for all other purposes of this Agreement. The transfer of each Deferred SplitCo Local Business shall occur in accordance with the terms and conditions set forth in the Net Economic Benefit Agreement.
(b) With respect to any Deferred SplitCo Local Business between the Internal Separation Date and such time as the Deferred SplitCo Local Business has been transferred to SplitCo (the “Deferred Separation Date”), and subject to the Net Economic Benefit Agreement: (i) Medtronic shall, and shall cause each member of the Medtronic Group to, use reasonable best efforts to (A) provide SplitCo with the economic and operational claims, rights, benefits and burdens that would accrue to it if such Deferred SplitCo Local Businesses were conveyed and transferred to (or assumed by) it as of the Internal Separation Date, including the net profits or losses associated with the ownership of such Deferred SplitCo Local Business (it being understood, that such net profits or losses shall be net of all Taxes incurred by Medtronic or a member of the Medtronic Group, the Deferred SplitCo Local Business or their respective affiliates in connection with the operation (or ownership) of the relevant Deferred SplitCo Local Business between the Internal Separation Date and the applicable Deferred Separation Date), and Medtronic and SplitCo shall use reasonable best efforts after the date hereof to enter into an arrangement to document the foregoing and (B) reasonably cooperate with SplitCo, at SplitCo’s expense, to enforce any rights of the Deferred SplitCo Local Business that are available against any third party; (ii) Medtronic and, if applicable, such Deferred SplitCo Local Business shall hold in trust for and pay to the SplitCo or a member of the SplitCo Group promptly upon receipt thereof, any income, proceeds and other monies received in respect of the Deferred SplitCo Local Business, net of any Liabilities and Taxes with respect thereto; (iii) SplitCo shall (I) pay, perform and discharge (whether as agent or subcontractor or otherwise) fully when due all obligations, burdens, and Liabilities, including Taxes of the Deferred SplitCo Local Business and indemnify the Medtronic Group in respect of the foregoing and (II) provide such Deferred SplitCo Local Business, Medtronic and any member of the Medtronic Group, as applicable, such maintenance, support or other services, products or payments as may be required in furtherance of the provisions of this Section 2.07(b); and (iv) the Parties acknowledge and agree that Medtronic Group shall perform the aforementioned operation and management of the Deferred SplitCo Local Business solely in its capacity as service provider to, and as third party agent acting on behalf, at the direction and for the benefit of, the SplitCo Group, and that the SplitCo Group will bear the profit and/or loss associated with ownership of the Deferred SplitCo Local Business from and after the Internal Separation Date in the manner described in this Agreement and the transactions contemplated hereby.
(c) With respect to the SplitCo Assets and SplitCo Liabilities described in Section 2.07(a) and any Deferred SplitCo Local Business, each of Medtronic and SplitCo shall, and shall cause the members of its respective Group to (i) treat for all purposes, including U.S. federal (and applicable U.S. state and local) income Tax purposes (A) the SplitCo Assets as assets having been transferred to and owned by the SplitCo Group not later than the Internal Separation Closing, (B) the SplitCo Liabilities as Liabilities having been assumed and owed by the SplitCo Group not later than the Internal Separation Closing, and (C) the Deferred SplitCo Local Business having been transferred to the SplitCo Group not later than the Internal Separation Closing, in each case except as otherwise required by applicable Law or as otherwise expressly provided in the Net Economic Benefit Agreement and any applicable Conveyancing and Assumption Instrument; and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Law or good faith resolution of a Tax Contest).
(d) Notwithstanding anything to the contrary in this Agreement, certain Assets and Contracts that are subject to Undisclosed Agency Agreements shall not transfer at or prior to the Separation Closing but shall instead transfer on a delayed basis following the Separation Closing. The identification of such Assets and Contracts, and the timing, terms, and conditions governing such delayed transfers, shall be as set forth in the applicable Undisclosed Agency Agreement.
SECTION 2.08. Waiver of Bulk Sales. SplitCo hereby waives compliance by each and every member of the Medtronic Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SplitCo Assets to any member of the SplitCo Group. Medtronic hereby waives compliance by each and every member of the SplitCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Medtronic Assets to any member of the Medtronic Group.

Article III
Credit Support
SECTION 3.01. Replacement of Medtronic Credit Support. (a) Other than as set forth on Schedule XVIII-A, SplitCo shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Separation Date, the termination or replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support (“Credit Support Instruments”) provided by or through Medtronic or any other member of the Medtronic Group for the benefit of SplitCo or any other member of the SplitCo Group (“Medtronic Credit Support Instruments”) with alternate arrangements that do not require any credit support from Medtronic or any other member of the Medtronic Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Medtronic Credit Support Instruments written releases (which (i) in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Medtronic Credit Support Instrument to the originating bank and such bank’s confirmation to Medtronic of cancelation thereof and (ii) shall expressly release any collateral in respect of such Medtronic Credit Support Instrument) indicating that Medtronic or such other member of the Medtronic Group will, effective upon the Separation Closing, have no liability with respect to such Medtronic Credit Support Instruments, in each case reasonably satisfactory to Medtronic.
(b) In furtherance of Section 3.01(a), to the extent required to obtain a removal or release from a Medtronic Credit Support Instrument, SplitCo or an appropriate member of the SplitCo Group shall execute an agreement substantially in the form of the existing Medtronic Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing Medtronic Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which SplitCo or the appropriate member of the SplitCo Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by SplitCo or the appropriate member of the SplitCo Group.
(c) If SplitCo is unable to obtain, or is not required to obtain, or to cause to be obtained, all releases from Medtronic Credit Support Instruments pursuant to Section 3.01(a) and Section 3.01(b) on or prior to the Separation Date, (i) without limiting SplitCo’s obligations under Article VI, SplitCo shall, and shall cause the relevant member of the SplitCo Group that has assumed the Liability with respect to such Medtronic Credit Support Instrument, to indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto in accordance with the provisions of Article VI and to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) with respect to each such Medtronic Credit Support Instrument, SplitCo, on behalf of itself and the other members of the SplitCo Group, agrees, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Separation Date, not to renew or extend the term of, increase its obligations under or transfer to a third Person any loan, guarantee, lease, sublease, license, Contract or other obligation for which Medtronic or any other member of the Medtronic Group is or may be liable under such Medtronic Credit Support Instrument unless all obligations of Medtronic and the other members of the Medtronic Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Medtronic, and (iii) with respect to each such Medtronic Credit Support Instrument, SplitCo shall prepare and provide, or cause to be prepared and provided, as promptly as reasonably practicable following reasonable written request by Medtronic, to the extent reasonably necessary for Medtronic to prepare financial statements or complete an audit or review of financial statements or an audit of internal control over financial reporting, any relevant information or data regarding the Liability with respect to such Medtronic Credit Support Instrument.
(d) On and after the Separation Date, SplitCo shall, and shall cause each member of the SplitCo Group to, comply with the obligations set forth on Schedule XVIII-B with respect to the Medtronic Credit Support Instruments and related Contracts set forth therein.
SECTION 3.02. Replacement of SplitCo Credit Support. (a) Medtronic shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Separation Date, the termination or replacement of all Credit Support Instruments provided by or through SplitCo or any other member of the SplitCo Group for the benefit of Medtronic or any other member of the Medtronic Group (“SplitCo Credit Support Instruments”) with alternate arrangements that do not require any credit support from SplitCo or any other member of the SplitCo Group, and shall use reasonable best efforts to obtain from the beneficiaries of such SplitCo Credit Support Instruments written releases (which (i) in the case of a letter of credit or bank guarantee would be effective upon surrender of the original SplitCo Credit Support Instrument to the originating bank and such bank’s confirmation to SplitCo of cancelation thereof and (ii) shall expressly release any collateral in respect of such Credit Support Instrument) indicating that SplitCo or such other member of the SplitCo Group will, effective upon the Separation Closing, have no liability with respect to such SplitCo Credit Support Instruments, in each case reasonably satisfactory to SplitCo.
(b) In furtherance of (a), to the extent required to obtain a removal or release from a SplitCo Credit Support Instrument, Medtronic or an appropriate member of the Medtronic Group shall execute an agreement substantially in the form of the existing SplitCo Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing SplitCo Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which Medtronic or the appropriate member of the Medtronic Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by Medtronic or the appropriate member of the Medtronic Group.
(c) If Medtronic is unable to obtain, or to cause to be obtained, all releases from SplitCo Credit Support Instruments pursuant to Section 3.02(a) and Section 3.02(b) on or prior to the Separation Date, (i) without limiting Medtronic’s obligations under Article VI, Medtronic shall, and shall cause the relevant member of the Medtronic Group that has assumed the Liability with respect to such SplitCo Credit Support Instrument to, indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto in accordance with the provisions of Article VI and to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) with respect to each such SplitCo Credit Support Instrument, Medtronic, on behalf of itself and the other members of the Medtronic Group, agrees, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Separation Date, not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, sublease, license, Contract or other obligation for which SplitCo or any other member of the SplitCo Group is or may be liable under such SplitCo Credit Support Instrument unless all obligations of SplitCo and the other members of the SplitCo Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to SplitCo and (iii) with respect to each such SplitCo Credit Support Instrument, Medtronic shall prepare and provide, or cause to be prepared and provided, as promptly as reasonably practicable following reasonable written request by SplitCo, to the extent reasonably necessary for SplitCo to prepare financial statements or complete an audit or review of financial statements or an audit of internal control over financial reporting, any relevant information or data regarding the Liability with respect to such SplitCo Credit Support Instrument.
SECTION 3.03. Written Notice of Credit Support Instruments. Medtronic and SplitCo shall use reasonable best efforts to provide each other with written notice of the existence of all Credit Support Instruments within a reasonable period prior to the Separation.
Article IV
Actions Pending the Separation
SECTION 4.01. Actions Prior to the Separation. Subject to the conditions specified in Section 4.02 and subject to Section 4.04, Medtronic and SplitCo shall use reasonable best efforts to consummate the Separation and Initial Public Offering. Such efforts shall include taking the actions specified in this Section 4.01.
(a) SplitCo shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective the IPO Registration Statement and any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.
(b) Medtronic and SplitCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Initial Public Offering.
(c) SplitCo shall prepare and file, and shall use reasonable best efforts to have approved prior to the completion of the Initial Public Offering, an application for the listing of the SplitCo Common Stock to be offered and sold in the Initial Public Offering on the Exchange.
(d) Prior to the Separation Closing, Medtronic shall have duly elected the individuals listed as director nominees to the SplitCo board of directors in the IPO Registration

Statement, and such individuals shall be the members of the SplitCo board of directors effective as of immediately prior to the Separation Closing.
(e) Prior to the Separation Closing, Medtronic shall have duly appointed the individuals listed as executive officers of SplitCo in the IPO Registration Statement, and such individuals shall be the executive officers of SplitCo as of immediately prior to the Separation Closing.
(f) Immediately prior to the Separation Closing, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of SplitCo, each in substantially the form filed as an exhibit to the IPO Registration Statement, shall be in effect.
(g) SplitCo shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to Medtronic, and shall comply with its obligations thereunder.
(h) SplitCo shall participate in the preparation of materials and presentations as any of Medtronic and the Underwriters shall deem reasonably desirable in connection with the Initial Public Offering.
(i) Medtronic and SplitCo shall, subject to Section 4.04, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.02 to be satisfied and to effect the Separation (to the extent not already consummated) and the Initial Public Offering on the Separation Date.
SECTION 4.02. Conditions Precedent to Consummation of the Separation. The obligations of the Parties to consummate the Separation (other than the Internal Transactions that are contemplated by the Step Plan to occur prior to the Separation Date) and the Initial Public Offering shall be conditioned on the satisfaction, or waiver by Medtronic, of the following conditions:
(a) the board of directors of Medtronic Parent shall have authorized and approved the Separation and the Initial Public Offering and not withdrawn such authorization and approval;
(b) each Ancillary Agreement (other than any Conveyancing and Assumption Instruments to be executed at or following the Separation Closing, including with respect to the Deferred Markets) shall have been executed by each party to such agreement;
(c) the Commission shall have declared effective the IPO Registration Statement, no stop order suspending the effectiveness of the IPO Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission;
(d) the SplitCo Common Stock shall have been accepted for listing on the Exchange or another national securities exchange approved by Medtronic Parent, subject to official notice of issuance;

(e) the Internal Transactions that are contemplated by the Step Plan to occur on or prior to the Separation Date shall have been completed;
(f) Medtronic Parent shall be satisfied in its sole discretion that it will, directly or indirectly, own at least 80.1% of the outstanding SplitCo Common Stock (and that it will have “control” of SplitCo within the meaning of Section 368(c) of the Code) following the Initial Public Offering, and Medtronic shall be satisfied in its sole discretion that all other conditions to permit the Divestment to qualify for the Intended Tax Treatment shall, to the extent applicable as of the time of the Initial Public Offering, be satisfied, and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Divestment or thereafter;
(g) no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the Initial Public Offering shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of the Separation or the Initial Public Offering;
(h) no other events or developments shall have occurred prior to the Separation and the Initial Public Offering that, in the judgment of the board of directors of Medtronic, would result in the Separation or the Initial Public Offering having a material adverse effect on Medtronic or the shareholders of Medtronic;
(i) SplitCo shall have entered into the Underwriting Agreement and all conditions to the obligations of SplitCo and the Underwriters thereunder shall have been satisfied or waived by the party that is entitled to the benefit thereof; and
(j) the actions set forth in Sections 4.01(d), (e) and (f) shall have been completed.
The foregoing conditions are for the sole benefit of Medtronic and shall not give rise to or create any duty on the part of Medtronic or the Medtronic board of directors to waive or not waive such conditions or in any way limit the right of Medtronic to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article X. Any determination made by the Medtronic board of directors prior to the Separation concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.02 shall be conclusive.
SECTION 4.03. Separation Date; Cash Consideration; MiniMed BV Note.
(a) Subject to the terms and conditions of this Agreement, the consummation of the Separation and the Initial Public Offering shall take place remotely via the electronic exchange of documents and signature pages on the date on which the Initial Public Offering closes or in such other manner or on such other date as Medtronic and SplitCo may mutually agree upon in writing. The day on which such closing of the Initial Public Offering takes place being the “Separation Date”.

(b) In connection with the direct or indirect transfer of SplitCo Assets to SplitCo pursuant to this Agreement, SplitCo shall cause (i) MiniMed Holding B.V. to pay to Internal Distributing or one of its designated Affiliates, by wire transfer of immediately available funds to an account designated by Internal Distributing to SplitCo in writing, an amount of Cash of the SplitCo Group sufficient to repay all or a portion of the MiniMed BV Note (any unpaid portion of such MiniMed BV Note, the “MiniMed BV Note Remainder Amount”) and (ii) if applicable, and as partial consideration for the SplitCo Assets contributed to Kangaroo US HoldCo Inc. (“Kangaroo US HoldCo”) in the Medtronic, Inc. Contribution, Kangaroo US HoldCo to pay to Internal Distributing, by wire transfer of immediately available funds to an account designated by Internal Distributing to SplitCo in writing, an amount of Cash of the SplitCo Group as determined by Internal Distributing, in each case of clauses (i) and (ii), on the closing date of the Initial Public Offering, and, to the extent and in the manner contemplated by the Step Plan.
(c) If, after giving effect to the payments contemplated in Section 4.03(b), the MiniMed BV Note Remainder Amount exceeds the maximum amount of the Cash that may be received in connection with the exercise of the underwriters’ over-allotment option in connection with the Initial Public Offering (such option, the “Greenshoe”, and such amount, the “Maximum Greenshoe Amount”), Internal Distributing shall contribute a portion of its receivable under the MiniMed BV Note in an amount equal to such excess, as reasonably determined by Internal Distributing, to Kangaroo US HoldCo in partial consideration for the constructive stock of Kangaroo US HoldCo issued to Internal Distributing in the Medtronic, Inc. Contribution. The balance of the MiniMed BV Note, if any, shall remain outstanding and payable to Internal Distributing or its designee.
(d) The Parties intend that following the transactions contemplated by Section 4.03(b), the SplitCo Group shall retain an amount in Cash, determined based on a good faith estimate by Medtronic, equal to the Target Cash Amount.
(e) The amount payable to Internal Distributing pursuant to Section 4.03(b) and the amount retained by SplitCo pursuant to Section 4.03(d) shall be determined pursuant to Schedule X, after giving effect to (i) the Initial Public Offering, (ii) the SplitCo Financing Arrangements, (iii) the settlement of Intercompany Accounts as contemplated by the Internal Transactions and Section 2.03(b), (iv) Cash received in connection with the exercise of the Greenshoe (the “Greenshoe Amount”) and (v) such other transactions, facts and circumstances as Medtronic otherwise determines are relevant in its sole discretion (the “Calculation Factors”). The Parties shall determine the final amounts that are intended to be paid to Internal Distributing and retained by SplitCo Group pursuant to this Section 4.03 and in accordance with the provisions of Schedule X.
(f) If, after giving effect to the payments contemplated in Section 4.03(b) and Section 4.03(e) and the contribution of a portion of the receivable under the MiniMed BV Note pursuant to Section 4.03(c), there are amounts remaining outstanding with respect to the MiniMed BV Note, Medtronic Inc. shall contribute the remaining outstanding receivable under the MiniMed BV Note to Kangaroo US HoldCo in partial consideration for the constructive stock of Kangaroo US HoldCo issued to Internal Distributing in the Medtronic, Inc. Contribution.
SECTION 4.04. Sole Discretion of Medtronic. Prior to the Separation Closing, Medtronic shall, in its sole and absolute discretion, determine all terms of the Separation and the Initial Public Offering, including the form, structure and terms of any transactions or offerings to effect the Separation and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, Medtronic may at any time and from time to time until the Separation Closing decide to abandon, modify or change any or all of the terms of the Separation or the Initial Public Offering, including by accelerating or delaying the timing of the consummation of all or part of the Separation. For the purposes of this Section 4.04 only, the term “Separation” shall include any transfers contemplated by Section 2.07.
Article V
The Initial Public Offering; Divestment or Other Disposition
SECTION 5.01. The Initial Public Offering. SplitCo shall consult with, and cooperate in all respects with and take all actions reasonably requested by, Medtronic in connection with the Initial Public Offering.
SECTION 5.02. The Divestment or Other Disposition. (a) Subject to applicable Law, Medtronic Parent shall, in its sole and absolute discretion, determine (i) whether and when to proceed with all or part of the Divestment or Other Disposition and (ii) all terms of the Divestment or Other Disposition, as applicable, including the form, structure and terms of any transaction(s) or offering(s) to effect the Divestment or Other Disposition and the timing of and conditions to the consummation of the Divestment or Other Disposition. In addition, in the event that Medtronic Parent determines to proceed with the Divestment or Other Disposition, Medtronic Parent may, subject to applicable Law, at any time and from time to time until the completion of the Divestment or Other Disposition abandon, modify or change any or all of the terms of the Divestment or Other Disposition, including by accelerating or delaying the timing of the consummation of all or part of the Divestment or Other Disposition.
(b) SplitCo shall cooperate with Medtronic Parent and any member of the Medtronic Group to accomplish the Divestment or Other Disposition and shall, at Medtronic Parent’s reasonable request, promptly take any and all actions necessary or desirable to effect the Divestment or Other Disposition, including the registration under the Securities Act of the offering of the SplitCo Common Stock on an appropriate registration form as reasonably designated by Medtronic Parent, the filing of any necessary documents pursuant to the Exchange Act and the filing of any necessary application or related documents with the Exchange in connection with listing the SplitCo Common Stock that is the subject of such Divestment or Other Disposition. Subject to applicable Law and contractual requirements among the Parties, Medtronic Parent shall select any investment bank, manager, transfer agent, underwriter or dealer manager in connection with the Divestment or Other Disposition, as well as any financial printer, solicitation or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with the Divestment or Other Disposition, as applicable. Medtronic

Parent and SplitCo, as the case may be, will provide to the exchange agent, if any, all share certificates and any information required in order to complete the Divestment or Other Disposition.
(c) Notwithstanding anything to the contrary contained in this Agreement, the Registration Rights Agreement shall control the terms and conditions of any Other Disposition to the extent contemplated therein.
Article VI
Mutual Releases; Indemnification
SECTION 6.01. Release of Pre-Separation Claims. (a) Except as provided in Section 6.01(d) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Internal Separation Closing (or, to the extent any relevant SplitCo Liabilities arise thereafter, the Separation Closing), SplitCo does hereby, for itself and each other member of the SplitCo Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Internal Separation Closing or the Separation Closing, as applicable, have been shareholders, directors, officers, agents or employees of any member of the SplitCo Group (in each case, in their respective capacities as such), remise, release and forever discharge Medtronic and the other members of the Medtronic Group, their respective successors and assigns and all Persons who at any time on or prior to the Internal Separation Closing or the Separation Closing, as applicable, have been shareholders, directors, officers, agents or employees of any member of the Medtronic Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all SplitCo Liabilities whatsoever, whether at Law or in equity (including any right of contribution or recovery and including any remedy under Environmental Laws), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Internal Separation Closing or the Separation Closing, as applicable, including in connection with the Separation, the Initial Public Offering and any Divestment or Other Disposition and all other activities to implement any such transactions.
(b) Except as provided in Section 6.01(d) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Internal Separation Closing (or, to the extent any relevant Medtronic Liabilities arise thereafter, the Separation Closing), Medtronic does hereby, for itself and each other member of the Medtronic Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Internal Separation Closing or the Separation Closing, as applicable, have been shareholders, directors, officers, agents or employees of any member of the Medtronic Group (in each case, in their respective capacities as such), remise, release and forever discharge SplitCo and the other members of the SplitCo Group, their respective successors and assigns and all Persons who at any time on or prior to the Internal Separation Closing or the Separation Closing, as applicable, have been shareholders, directors, officers, agents or employees of any member of the SplitCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Medtronic Liabilities whatsoever, whether at Law or in equity (including any right of contribution or recovery and including any remedy under Environmental Laws), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Internal Separation Closing or the Separation Closing, as applicable, including in connection with the Separation, the Initial Public Offering and any Divestment or Other Disposition and all other activities to implement any such transactions.
(c) The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand and acknowledge any federal, state or non-U.S. Law or right, rule or legal principle of the State of Delaware or any other jurisdiction that may be applicable herein which provides that: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN SUCH CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY SUCH CREDITOR MUST HAVE MATERIALLY AFFECTED SUCH CREDITOR’S SETTLEMENT WITH A DEBTOR. The Parties are hereby deemed to agree that any such or similar federal, state or non-U.S. Laws or rights, rules or legal principles of the State of Delaware or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 6.01(a) and Section 6.01(b).
(d) Nothing contained in Section 6.01(a) or Section 6.01(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Agreement or Intercompany Account that is specified in Section 2.03(c) not to terminate as of the Separation Closing, in each case in accordance with its terms. Nothing contained in Section 6.01(a) or (b) shall release:
(i) any Person from any Liability provided in or resulting from any Contract among any members of the Medtronic Group or the SplitCo Group that is specified in Section 2.03(c) as not to terminate as of the Separation, or any other Liability specified in such Section 2.03(c) as not to terminate as of the Separation;
(ii) any Person from any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;
(iii) any Person from any Liability provided in or resulting from any other Contract that is entered into after the Separation between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand; or
(iv) any Person from any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third Persons, which Liability shall be governed by the provisions of this Article VI or, if applicable, the appropriate provisions of the relevant Ancillary Agreement.
(e) SplitCo shall not make, and shall not permit any other member of the SplitCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Medtronic or any other member of the Medtronic Group, or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a). Medtronic shall not make, and shall not permit any other member of the Medtronic Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SplitCo or any other member of the SplitCo Group, or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).
(f) It is the intent of each of Medtronic and SplitCo, by virtue of the provisions of this Section 6.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Separation Date, between or among SplitCo or any other member of the SplitCo Group, on the one hand, and Medtronic or any other member of the Medtronic Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Separation Date), except as set forth in Section 6.01(d) or elsewhere in this Agreement or in any Ancillary Agreement. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.
SECTION 6.02. Indemnification by SplitCo. Subject to Section 6.04, SplitCo shall indemnify, defend and hold harmless Medtronic, each other member of the Medtronic Group and each of their respective former and current shareholders, directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Medtronic Indemnitees”), from and against any and all Liabilities of the Medtronic Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
(a) the SplitCo Liabilities, including the failure of SplitCo or any other member of the SplitCo Group or any other Person to pay, perform or otherwise promptly discharge any SplitCo Liability in accordance with its terms;
(b) any breach by SplitCo or any other member of the SplitCo Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and
(c) any breach by SplitCo of any of the representations and warranties made by SplitCo on behalf of itself and the members of the SplitCo Group in Section 11.01(c).

SECTION 6.03. Indemnification by Medtronic. Subject to Section 6.04, Medtronic shall indemnify, defend and hold harmless SplitCo, each other member of the SplitCo Group and each of their respective former and current shareholders, directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SplitCo Indemnitees”), from and against any and all Liabilities of the SplitCo Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
(a) the Medtronic Liabilities, including the failure of Medtronic or any other member of the Medtronic Group or any other Person to pay, perform or otherwise promptly discharge any Medtronic Liability in accordance with its terms;
(b) any breach by Medtronic or any other member of the Medtronic Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and
(c) any breach by Medtronic of any of the representations and warranties made by Medtronic on behalf of itself and the members of the Medtronic Group in Section 11.01(c).
SECTION 6.04. Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds.
(a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability and (ii) other amounts recovered from any third party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b) No provision in this Agreement or any Ancillary Agreement is intended to relieve any Insurer of any responsibility to pay any claim, grant any insurer any subrogation rights with respect to any claim or provide any Insurer with a “wind-fall” (i.e., a benefit they would not be entitled to receive, or the reduction or elimination of an insurance coverage provision obligation that they would otherwise have, in the absence of such provision). Notwithstanding the foregoing, an Indemnifying Party may not delay making an indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover any Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.
(c) The calculation and Tax treatment of any Indemnity Payments required by this Agreement shall be subject to Section 5.4 of the TMA.
SECTION 6.05. Procedures for Indemnification of Third-Party Claims. If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 30 calendar days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim; provided however, that any such notice need only specify such information to the knowledge of the Indemnitee as of the date of such notice and shall not limit or prejudice any of the rights or remedies of any Indemnitee on the basis of any limitations on the information included in such notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege. Notwithstanding anything to the contrary set forth in this Section 6.05 and Section 6.06, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.05 or Section 6.06 shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this Section 6.05. Any Third-Party Claim shall be managed by Medtronic and SplitCo in accordance with the provisions of Section 6.12, as if such Third-Party Claim were an Action.
SECTION 6.06. Additional Matters.
(a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. The Indemnifying Party shall have a period of 30 calendar days after the receipt of such notice within which to respond thereto. If the Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement.
(b) In the event of payment by or on behalf of an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with the Indemnifying Party in a reasonable manner, and at the cost and expense of the Indemnifying Party, in prosecuting any subrogated right, defense or claim.

SECTION 6.07. Right to Contribution.
(a) If any right of indemnification contained in Section 6.02 or Section 6.03 is held unenforceable, is unavailable for any reason, or is insufficient to hold harmless any Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by any Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and such Indemnitee and any other Indemnitees entitled to contribution in respect of such Liability, on the other hand, as well as any other relevant equitable considerations.
(b) Solely for purposes of determining relative fault pursuant to this Section 6.07: (i) any fault associated with the business conducted with SplitCo Assets or the SplitCo Liabilities or with the ownership, operation or activities of the SplitCo Business prior to the Separation Closing shall be deemed to be the fault of SplitCo and the other members of the SplitCo Group, and no such fault shall be deemed to be the fault of Medtronic or any other member of the Medtronic Group; and (ii) any fault associated with the business conducted with Medtronic Assets or the Medtronic Liabilities or with the ownership, operation or activities of the Medtronic Business prior to the Separation Closing shall be deemed to be the fault of Medtronic and the other members of the Medtronic Group, and no such fault shall be deemed to be the fault of SplitCo or any other member of the SplitCo Group.
SECTION 6.08. Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
SECTION 6.09. Survival of Indemnities. The rights and obligations of each of Medtronic and SplitCo and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.
SECTION 6.10. Limitation on Liability. None of Medtronic, SplitCo or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other Medtronic Indemnitee or SplitCo Indemnitee, as applicable, under this Agreement for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 6.10 shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Medtronic Group or the SplitCo Group for any indirect, special, punitive or consequential damages.
SECTION 6.11. Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of its Group or any Person claiming on behalf of it or its Group shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any Governmental Authority, alleging that: (a) the assumption or retention of any SplitCo Liabilities by SplitCo or any other member of the SplitCo Group on the terms and conditions set forth in this Agreement or any Ancillary Agreement is void or unenforceable for any reason; (b) the assumption or retention of any Medtronic Liabilities by Medtronic or any other member of the Medtronic Group on the terms and conditions set forth in this Agreement or any Ancillary Agreement is void or unenforceable for any reason; or (c) the provisions of this Article VI are void or unenforceable for any reason.
SECTION 6.12. Management of Actions. This Section 6.12 shall govern the management and direction of pending and future Actions in which members of the Medtronic Group or the SplitCo Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II.
(a) From and after the Separation Closing, the SplitCo Group shall direct the defense or prosecution of, and otherwise manage, any (i) Actions set forth on Schedule XI and (ii) Actions (other than Actions set forth on Schedule XII or Schedule XIII) that solely relate to (A) the SplitCo Business, SplitCo Liabilities or SplitCo Assets or (B) activities of the SplitCo Group following the Separation Closing (such Actions in clauses (i) and (ii), “SplitCo Actions”). If a member of the Medtronic Group is named as a party or otherwise made subject to any SplitCo Action, (x) SplitCo and Medtronic shall use their reasonable best efforts to have SplitCo substituted for such member of the Medtronic Group (or to otherwise cause such member of the Medtronic Group to be removed as a party to such SplitCo Action) and (y) such member of the Medtronic Group shall not admit any liability with respect to, or settle, compromise or discharge, such SplitCo Action without the prior written consent of SplitCo (such consent not to be unreasonably withheld, conditioned or delayed).
(b) From and after the Separation Closing, the Medtronic Group shall direct the defense or prosecution of, and otherwise manage, any (i) Actions set forth on Schedule XII and (ii) Actions (other than Actions set forth on Schedule XI or Schedule XIII) that solely relate to (A) the Medtronic Business, Medtronic Liabilities or Medtronic Assets or (B) activities of the Medtronic Group following the Separation Closing (such Actions in clauses (i) and (ii), “Medtronic Actions”). If a member of the SplitCo Group is named as a party or otherwise made subject to any Medtronic Action, (x) Medtronic and SplitCo shall use their reasonable best efforts to have Medtronic substituted for such member of the SplitCo Group (or to otherwise cause such member of the SplitCo Group to be removed as a party to such SplitCo Action) and (y) such member of the SplitCo Group shall not admit any liability with respect to, or settle, compromise or discharge, such Medtronic Action without the prior written consent of Medtronic (such consent not to be unreasonably withheld, conditioned or delayed).
(c) From and after the Separation Closing, the Parties shall separately but cooperatively manage (including as co-defendants or co-plaintiffs or Actions in which only one Party is named) any (i) Actions set forth in Schedule XIII and (ii) Actions (other than Actions set forth on Schedule XI or Schedule XII) that relate to both the Medtronic Business, Medtronic Assets or Medtronic Liabilities, on the one hand, and the SplitCo Business, SplitCo Assets or

SplitCo Liabilities, on the other hand (such Actions in clauses (i) and (ii), the “Mixed Actions”). The Parties shall reasonably cooperate and consult with each other, and to the extent legally permissible and necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to any Mixed Action. In any Mixed Action, each of Medtronic and SplitCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Medtronic Business or the SplitCo Business, respectively; provided that each Party shall in good faith use its reasonable best efforts to avoid adverse effects on the other Party.
(d) No Party managing an Action pursuant to Section 6.12(a) or (b) shall consent to entry of any judgment or enter into any settlement of or compromise any such Action without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) if such entry of judgment, settlement or compromise (i) contains any finding or admission of any violation of Law or any violation of the rights of any Person by such other Party, (ii) would result in any non-monetary remedy or relief being imposed upon any member of such other Party’s Group (other than customary non-disclosure obligations) or (iii) to the extent such other Party (or a member of such other Party’s Group) is named as a party to such Action, does not include a full and unconditional release of such other Party (or such member of such other Party’s Group).
(e) Notwithstanding anything to the contrary herein, in the event any such pending or future Action requires, results in or relates to any Real Property Remedial Action, such Real Property Remedial Action shall be managed in accordance with the provisions of Schedule XIX.
SECTION 6.13. TMA Governs. The above provisions of Section 6.05, Section 6.06 and Section 6.12 do not apply to Taxes (it being understood and agreed that Taxes and Tax matters, including the control of Tax Contests, shall be governed by the TMA).
SECTION 6.14. Additional Environmental Terms and Procedures. Notwithstanding any provision of this Agreement to the contrary, Schedule XIX shall govern the conduct and management of any Environmental Liabilities that are subject to indemnification or reimbursement pursuant to this Agreement.
Article VII
Access to Information; Confidentiality
SECTION 7.01. Agreement for Exchange of Information; Archives.
(a) Except in the case of an Adversarial Action or threatened Adversarial Action, and subject to Section 7.01(b) and each Party’s applicable document retention and destruction policies as in effect from time to time, each of Medtronic and SplitCo, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) created on or prior to the Separation Date that remains in the possession or under the control of such respective Group, which

Medtronic or SplitCo, or any member of its respective Group, as applicable, reasonably needs (i) at any time after the Separation Closing, to comply with reporting, disclosure, filing, notification or other requirements applicable to Medtronic or SplitCo, or any member of its respective Group, as applicable (including under applicable securities laws), by any national securities exchange or by any Governmental Authority having jurisdiction over Medtronic or SplitCo, or any member of its respective Group, as applicable, (ii) at any time after the Separation Closing, but prior to the fifth (5th) anniversary of the Separation Date, for use in any other judicial, regulatory, administrative or other Action, internal investigation or internal audit or in order to satisfy audit, accounting, regulatory, litigation, regulatory request for information or other similar requirements or (iii) at any time after the Separation Closing, to comply with its obligations under this Agreement, any Ancillary Agreement or any other Contract in effect as of the Separation Closing. The receiving Party shall use any Information received pursuant to this Section 7.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.
(b) In the event that either Medtronic or SplitCo reasonably determines that the disclosure of any Information pursuant to Section 7.01(a) could (i) be competitively sensitive, (ii) violate any Law or Contract or (iii) waive or jeopardize any attorney-client privilege or attorney work product protection for which such Party has the sole right to control the assertion or waiver under Section 7.08, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that, if any access or Information is withheld by a Party pursuant to this Section 7.01(b), such Party shall inform the other Party as to the general nature of what is being withheld and the basis for withholding such access or Information, and both Parties shall use reasonable best efforts to permit compliance with Section 7.01(a) in a manner that avoids any such harm or consequence. Both Medtronic and SplitCo intend that any provision of access to or the furnishing of Information pursuant to this Section 7.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.
(c) Notwithstanding anything to the contrary herein, nothing in this Section 7.01 shall apply to the provision of any Information to the extent relating to Tax matters or Tax Records (such matters being governed by the TMA) or employee, compensation and benefits matters (such matters being governed by the EMA).
SECTION 7.02. Ownership of Information. The provision of Information to a requesting Party hereunder shall not be deemed, in and of itself, to transfer ownership of such Information. Except as specifically set forth herein or in the Ancillary Agreements, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.
SECTION 7.03. Compensation for Providing Information. The Party receiving access to any Information pursuant to this Article VII shall reimburse the providing Party for the reasonable costs, if any, in complying with a request for Information pursuant to this Article VII.
SECTION 7.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement, each Party shall and shall cause each other member of such Party’s respective Group, and solely with respect to the Information required to be shared under this Article VII, (a) implement and maintain commercially reasonable and legally compliant information retention policies and procedures applicable to its systems and any records of the other Party in its possession (including quality records, FCA records and similar records) and (b) use reasonable best efforts to comply with such policies. For the avoidance of doubt, such policies and procedures set forth in the preceding clause (a) and (b) shall be deemed to apply solely to any Information in a Party’s possession or control on or after the Separation Date relating to (i) the other Party or any member of its Group or (ii) any Liabilities for which the other Party or members of its Group are responsible under this Agreement or any Ancillary Agreement. The Parties agree that Medtronic’s information retention policies and procedures currently in use as of the date of this Agreement are deemed to be commercially reasonable and legally compliant for purposes of the foregoing clauses (a) and (b). In addition to the foregoing, each Party shall establish, continue and enforce legally compliant information retention policies and procedures (including, litigation holds, legal hold notices and similar preservation measures where applicable) so as to preserve potentially relevant Information and mitigate the risk of sanctions for loss or destruction of materials in pending or future reasonably anticipated litigation, investigations or regulatory matters, including, for the avoidance of doubt, all matters identified in Schedule XI, Schedule XII and Schedule XIII. Notwithstanding anything to the contrary set forth in this Section 7.04, Tax Records in the Information shall be retained in compliance with any additional retention protocols set forth in the TMA and, in case of conflict, the TMA shall prevail.
SECTION 7.05. Disclosure and Financial Reporting.
(a) Reporting Period Obligations. The Parties agree that the obligations set forth in this Section 7.05(a) shall apply for so long as Medtronic Parent is required under GAAP to consolidate the results of operations and financial position of SplitCo and any other members of the SplitCo Group, or account for its investment in SplitCo or any other member of the SplitCo Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with Commission reporting requirements), including if any restatement is required with respect to such period (the “Reporting Period”). SplitCo shall provide all information, cooperation and support reasonably necessary for Medtronic Parent to comply with applicable financial reporting and disclosure requirements promulgated or enforced by the Commission and any other applicable governing bodies and local regulators:
(i) Disclosure and Financial Controls. SplitCo will, and will cause each other member of the SplitCo Group to, maintain, as of and after the Separation Date, (i) disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 and (ii) internal systems and procedures that provide reasonable assurance that (A) SplitCo’s Financial Statements are reliable and timely prepared in accordance with GAAP and applicable Law, (B) all transactions of members of the SplitCo Group are recorded as necessary to permit the preparation of SplitCo’s Financial Statements, (C) the receipts and expenditures of members of the SplitCo Group are authorized at the appropriate level within SplitCo and (D) unauthorized use or disposition of the assets of any member of the SplitCo Group that could have a material effect on SplitCo’s Financial Statements is prevented or detected and communicated in a timely manner.

(ii) Fiscal Year and Monthly Accounting Periods. SplitCo will, and will cause each member of the SplitCo Group to, maintain a fiscal year for purposes of GAAP reporting that commences and ends on the same calendar days as Medtronic Parent’s fiscal year commences and ends and maintain monthly accounting periods for purposes of GAAP reporting that commence and end on the same calendar days as Medtronic Parent’s monthly accounting periods commence and end.
(iii) Financial Reporting. SplitCo will, and will cause each member of the SplitCo Group to, deliver to Medtronic Parent monthly, quarterly and annual financial reports and such supporting schedules, workpapers, and other financial information, as Medtronic Parent may reasonably request in accordance with Medtronic Parent’s policies, procedures, practices and timelines with respect to the provision of financial information to Medtronic Parent in effect as of the Separation Date, as such policies, procedures, practices and timelines may be reasonably modified by Medtronic Parent from time to time. SplitCo shall deliver such information within such timeframes as Medtronic Parent may reasonably specify to meet its reporting calendar, provided that Medtronic Parent shall provide SplitCo with reasonable advance notice of its reporting requirements and deadlines.
(iv) Quarterly and Annual Financial Statements. As soon as practicable after the end of each quarterly and annual accounting period of SplitCo, SplitCo will deliver to Medtronic Parent drafts of (A) the consolidated financial statements of SplitCo and notes thereto (including all underlying schedules, workpapers, reconciliations, analyses, tie‑outs, and other support reasonably necessary for Medtronic Parent to prepare its consolidated financial statement footnotes and related disclosures) for such period, including applicable comparisons to prior periods, all in reasonable detail and prepared in accordance with Regulation S-X and GAAP and (B) a discussion and analysis by management of the SplitCo Group’s financial condition and results of operations for such period, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K (the information set forth in clauses (A) and (B), the “Financial Statements”). From and after the delivery of such draft Financial Statements, SplitCo shall deliver to Medtronic Parent all revisions to such drafts as and when such revisions are made. No later than one (1) Business Day prior to the date SplitCo publicly files any Financial Statements with the Commission or otherwise makes such Financial Statements publicly available, SplitCo will deliver to Medtronic Parent the final form of such Financial Statements; provided, however, that SplitCo may continue to revise such Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes so long as such corrections and changes are delivered to Medtronic Parent by SplitCo as soon as practicable, and in any event within eight (8) hours of the making thereof; provided, further, that Medtronic Parent’s and SplitCo’s financial representatives will actively consult with each other regarding any changes that SplitCo considers making to the Financial Statements and related disclosures during the period after delivery of the final form of Financial Statements pursuant to this sentence. In addition, SplitCo shall notify Medtronic Parent within eight (8) hours after any officer, employee, or agent of SplitCo becomes aware of (a) any error, inaccuracy, or omission in any Financial Statements or other financial information previously delivered to Medtronic Parent that could reasonably be expected to affect Medtronic Parent’s financial statements or

Commission filings, or (b) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting. Notwithstanding anything to the contrary in this (iv), Medtronic Parent and SplitCo will use reasonable best efforts to ensure that its Financial Statements for any fiscal period are filed in accordance with the scheduling requirements set forth on Schedule XVI, unless otherwise required by applicable Law.
(v) SplitCo Reports Generally. SplitCo shall, and shall cause each other member of the SplitCo Group that files information with the Commission to, deliver to Medtronic Parent drafts, as soon as the same are prepared, of (A) all releases, reports, notices and proxy and information statements to be sent or made available by any such member of the SplitCo Group to its security holders or the public, (B) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders) and (C) all registration statements and prospectuses to be filed by any such member of the SplitCo Group with the Commission or any securities exchange (the documents identified in clauses (A), (B) and (C), the “SplitCo Public Documents”). From and after the delivery of such draft SplitCo Public Documents, SplitCo shall, and shall cause each such other member of the SplitCo Group to, deliver to Medtronic Parent all material revisions to such drafts as and when such revisions are made. No later than five (5) Business Days (or, with respect to reports on Form 8-K, no later than one (1) Business Day) prior to the earliest of the dates the same are printed, sent or filed, SplitCo shall, and shall cause each such other member of the SplitCo Group to, deliver to Medtronic Parent substantially final drafts of SplitCo Public Documents; provided, however, that SplitCo may continue to revise such SplitCo Public Documents prior to the filing thereof so long as any such revisions are delivered to Medtronic Parent by SplitCo as soon as practicable, and in any event within eight (8) hours of the making thereof; provided, further, that Medtronic Parent’s and SplitCo’s financial representatives will actively consult with each other regarding any changes that SplitCo considers making to the SplitCo Public Documents and related disclosures during the period prior to any anticipated filing with the Commission. In addition, SplitCo shall notify Medtronic Parent immediately upon becoming aware of any event or circumstance that could reasonably be expected to require disclosure in a Form 8-K filing by SplitCo or Medtronic Parent. To the extent that both Medtronic Parent and SplitCo are required to file a Form 8-K in connection with the same or a related triggering event, the parties shall coordinate in good faith with respect to the timing of such filings; provided, that Medtronic Parent shall have the right to file its Form 8-K immediately prior to the filing of SplitCo’s Form 8-K in connection with such triggering event. Notwithstanding anything to the contrary in this Section 7.05(a)(v), SplitCo will not file its Form 10-K or Form 10-Q for the corresponding fiscal period with the Commission prior to the time that Medtronic Parent files its Form 10-K or Form 10-Q for the corresponding fiscal period with the Commission unless otherwise required by applicable Law.
(vi) Budgets and Financial Projections. SplitCo will deliver to Medtronic Parent budgets and financial projections relating to SplitCo on a consolidated basis consistent with the manner and timing that SplitCo prepared such information as of the Separation Date in accordance with Medtronic Parent’s policies, procedures, practices and timelines with respect to the preparation of budgets and financial projections in effect as of the Separation Date, as such policies, procedures, practices and timelines may be reasonably modified by Medtronic Parent from time to time. SplitCo will provide Medtronic Parent an opportunity to meet with management of SplitCo to discuss such budgets and projections (it being understood that such obligation shall not grant Medtronic Parent any control over or authority with regards to SplitCo’s budgets and financial projections); provided, that, for the avoidance of doubt, SplitCo shall have sole and exclusive authority over the preparation, approval and implementation of its budgets and financial projections.
(vii) Additional Information. SplitCo shall promptly deliver to Medtronic Parent any financial and other data with respect to the SplitCo Group and its business, properties, financial position, results of operations and prospects as is reasonably requested by Medtronic Parent in connection with the preparation of Medtronic Parent’s annual and quarterly financial statements and reports. Such information shall include, on a quarterly basis, comprehensive reports identifying all internal control deficiencies (regardless of severity level) and copies of all internal audit reports completed during such quarter, together with management’s remediation plans and status updates.
(viii) Earnings Releases and Financial Guidance. SplitCo and Medtronic Parent will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the SplitCo Group and to comment thereon. Medtronic Parent and SplitCo will use their reasonable best efforts to issue their respective annual and quarterly earnings releases, and to hold any related conference calls, in accordance with the scheduling requirements set forth on Schedule XVI. No later than three (3) Business Days prior to the date that SplitCo intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, SplitCo will deliver to Medtronic Parent copies of drafts of all related press releases, investor presentations and other statements to be made available to SplitCo’s employees or to the public; provided, that SplitCo shall also deliver substantially final drafts of any such materials at least one (1) Business Day prior to the issuance thereof, and shall consult with Medtronic Parent regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Notwithstanding anything to the contrary in this Section 7.05(a)(viii), SplitCo will not issue its annual and quarterly earnings releases for a fiscal period prior to the time that Medtronic Parent issues its earnings release for the corresponding fiscal period without the express consent of Medtronic Parent unless otherwise required by applicable Law.
(ix) Cooperation on Medtronic Filings. SplitCo will cooperate fully with Medtronic Parent to the extent reasonably requested by Medtronic Parent in the preparation of (A) all releases, reports, notices and proxy and information statements to be sent or made available by any member of the Medtronic Group to its security holders or the public, (B) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders) and (C) all registration statements and prospectuses to be filed by any member of the Medtronic Group with the Commission or any securities exchange (the documents identified in clauses (A), (B) and (C), the “Medtronic Public Documents”). SplitCo agrees to provide to Medtronic Parent all information that Medtronic Parent reasonably requests in connection with any Medtronic Public Documents or that, in the judgment of Medtronic Parent’s counsel, is required to be disclosed or incorporated by reference therein under applicable Law. SplitCo will provide such information in a timely manner on the dates reasonably requested by Medtronic Parent (which may be earlier than the dates on which SplitCo otherwise would be required to have such information available) to enable Medtronic Parent to prepare, print and release all Medtronic Public Documents on such dates as Medtronic Parent may determine. SplitCo will use its reasonable best efforts to cause the SplitCo Auditors to consent to any reference to them as experts in any Medtronic Public Documents required under applicable Law. If and to the extent requested by Medtronic Parent, SplitCo will diligently and promptly review all drafts of such Medtronic Public Documents and prepare in a diligent and timely fashion any portion of such Medtronic Public Documents pertaining to SplitCo. Prior to any printing or public release of any Medtronic Public Document, an appropriate executive officer of SplitCo will, if requested by Medtronic Parent, certify that the information relating to any member of the SplitCo Group or the SplitCo Business in such Medtronic Public Document is accurate, true, complete and correct in all material respects. Unless otherwise required by applicable Law, SplitCo will not publicly release any financial or other information that conflicts with the information with respect to any member of the SplitCo Group or the SplitCo Business that is included in any Medtronic Public Document without Medtronic Parent’s prior written consent. Prior to the release or filing thereof, Medtronic Parent will provide SplitCo with a draft of any portion of a Medtronic Public Document containing information relating to the SplitCo Group and will give SplitCo an opportunity to review such information and comment thereon; provided that Medtronic Parent will determine in its sole and absolute discretion the final form and content of all Medtronic Public Documents.
(x) Selection of SplitCo Auditors. Unless required by Law, SplitCo will not select an accounting firm other than PricewaterhouseCoopers LLP (or its affiliate accounting firms) (unless so directed by Medtronic Parent in accordance with a change by Medtronic Parent in its accounting firm) to serve as its independent certified public accountants (“SplitCo Auditors”) without Medtronic Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
(xi) Information Needed by Auditors. SplitCo shall provide all required financial information with respect to the SplitCo Group to the SplitCo Auditors in a sufficient and reasonable time and in sufficient detail to permit the SplitCo Auditors to take all steps and provide all reviews necessary to provide sufficient assistance to PricewaterhouseCoopers LLP (the “Medtronic Auditors”) with respect to information to be included or contained in Medtronic Parent’s annual and quarterly financial statements.
(xii) Access to SplitCo Auditors. SplitCo will authorize the SplitCo Auditors to make available to the Medtronic Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of SplitCo and work papers related to the annual audit and quarterly reviews of SplitCo, in all cases within a reasonable time prior to the SplitCo Auditors’ opinion date, so that the Medtronic Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the SplitCo Auditors as it relates to the Medtronic Auditors’ report on Medtronic Parent’s financial statements, all within sufficient time to enable

Medtronic Parent to meet its timetable for the printing, filing and public dissemination of Medtronic Parent’s annual financial statements.
(xiii) Access to Records. If Medtronic Parent determines in good faith that there may be some inaccuracy in the financial statements of a member of the SplitCo Group or a deficiency or inadequacy in the internal accounting controls or operations of a member of the SplitCo Group that could materially impact Medtronic Parent’s financial statements, at Medtronic Parent’s request, SplitCo will provide the Medtronic Auditors and Medtronic Parent’s other representatives with access to the SplitCo Group’s books and records so that Medtronic Parent may conduct reasonable audits relating to the financial statements provided by SplitCo under this Agreement as well as to the internal accounting controls and operations of the SplitCo Group.
(xiv) Notice of Changes. SplitCo will give Medtronic Parent as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, SplitCo’s accounting estimates or accounting policies and principles from those in effect on the Separation Date. SplitCo will consult with Medtronic Parent and, if requested by Medtronic Parent, SplitCo will consult with the Medtronic Auditors with respect thereto. Unless otherwise required by applicable Law, SplitCo will not make any such determination or changes without Medtronic Parent’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in SplitCo’s or Medtronic Parent’s financial statements as filed with the Commission or otherwise publicly disclosed therein.
(xv) Special Reports of Deficiencies or Violations. SplitCo will report in reasonable detail to Medtronic Parent the following events or circumstances promptly after any executive officer of SplitCo or any member of the board of directors of SplitCo becomes aware of such matter: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect SplitCo’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SplitCo’s internal controls over financial reporting, (iii) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act, (iv) any report of a material violation of Law that an attorney representing any member of the SplitCo Group has formally made to any officers or directors of SplitCo pursuant to the Commission’s attorney conduct rules, (v) any determination that there may be some inaccuracy in the financial statements of a member of the SplitCo group or a deficiency or inadequacy in the internal accounting controls or operations of a member of the SplitCo Group that could materially impact Medtronic Parent’s Financial Statements and (vi) the occurrence of any event following a reporting period that would reasonably be expected to be required by GAAP to be disclosed as a subsequent event in the consolidated financial statements of Medtronic Parent or SplitCo.
(xvi) Certifications. In order to enable the principal executive officer(s) and principal financial and accounting officer(s) (as such terms are defined in the rules and regulations of the Commission) of Medtronic Parent to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, SplitCo shall, within a reasonable period of time following a request from Medtronic Parent in anticipation of filing such reports, cause its principal executive officer(s), principal accounting officer(s) and principal financial officer(s) to provide Medtronic Parent with certifications of such officers, in a form reasonably acceptable to Medtronic Parent, in support of the certifications of Medtronic Parent’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to each Quarterly Report on Form 10-Q and Annual Report on Form 10-K of Medtronic Parent for which Medtronic Parent is required by Law to consolidate the financial results or financial position of SplitCo and any other members of the SplitCo Group in its financial statements (either on a consolidation or equity accounting basis, determined in accordance with GAAP and consistent with Commission reporting requirements) or complete a financial statement audit for any period during which the financial results or financial position of the SplitCo Group were consolidated with those of Medtronic Parent.
(xvii) Designees. Except as expressly set forth in this Section 7.05, all reports, drafts, statements, data, certifications or other information required to be delivered to a Party pursuant to this Section 7.05 shall be required to be delivered to the designees of such Party set forth on Schedule XVI. Each Party may, by notice to the other Party, change the designees to which such information is required to be delivered.
(b) Post-Reporting Period Audit Obligations. Following the end of the Reporting Period, the Parties agree that the obligations set forth in this subsection (b) shall apply for so long as Medtronic Parent’s financial statements are subject to audit or review for financial reporting purposes under the Irish Companies Act 2014, as amended, or the Securities Exchange Act of 1934, as amended, for any fiscal year or interim period during which the Reporting Period occurred, which period shall end upon the later of the filing of Medtronic Parent’s Form 10-K with the Commission and Medtronic Parent’s Irish statutory financial statements with the Irish Companies Registration Office for the final fiscal year in which the Reporting Period occurred, including if any restatement is required with respect to such period. During such period, SplitCo shall:
(i) Cooperation on Medtronic Filings. SplitCo will cooperate fully with Medtronic Parent and provide such schedules, workpapers, footnote support schedules, and other financial information as Medtronic Parent may reasonably request to complete its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for periods that include any portion of the Reporting Period.
(ii) Selection of SplitCo Auditors. Unless required by Law, SplitCo will not select an accounting firm other than PricewaterhouseCoopers LLP (or its affiliate accounting firms) (unless so directed by Medtronic Parent in accordance with a change by Medtronic Parent in its accounting firm) to serve as its SplitCo Auditors without Medtronic Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed, for so long as Medtronic Parent’s financial statements remain subject to audit or review under the Irish Companies Act 2014 or the Securities Exchange Act of 1934 for any fiscal year or interim period during which the Reporting Period occurred.

(iii) Access to SplitCo Auditors. SplitCo will authorize the SplitCo Auditors to make available to the Medtronic Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of SplitCo and work papers related to the annual audit and quarterly reviews of SplitCo, in all cases within a reasonable time prior to the SplitCo Auditors’ opinion date, so that the Medtronic Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the SplitCo Auditors as it relates to the Medtronic Auditors’ report on Medtronic Parent’s financial statements, all within sufficient time to enable Medtronic Parent to meet its timetable for the printing, filing and public dissemination of Medtronic Parent’s annual financial statements.
(iv) Access to Records. If Medtronic Parent determines in good faith that there may be some inaccuracy in the financial statements of a member of the SplitCo Group or a deficiency or inadequacy in the internal accounting controls or operations of a member of the SplitCo Group relating to the Reporting Period that could materially impact Medtronic Parent’s financial statements, at Medtronic Parent’s request, SplitCo will provide the Medtronic Auditors and Medtronic Parent’s other representatives with access to the SplitCo Group’s books and records relating to the Reporting Period so that Medtronic Parent may conduct reasonable audits relating to the financial statements provided by SplitCo under this Agreement as well as to the internal accounting controls and operations of the SplitCo Group during the Reporting Period.
(v) Special Reports of Deficiencies or Violations. SplitCo will report in reasonable detail to Medtronic Parent promptly upon discovery of: (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that existed during the Reporting Period which are reasonably likely to have adversely affected SplitCo’s ability to record, process, summarize and report financial information during such period, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SplitCo’s internal controls over financial reporting that occurred during the Reporting Period, (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act that occurred during the Reporting Period, (D) any report of a material violation of Law that an attorney representing any member of the SplitCo Group has formally made to any officers or directors of SplitCo pursuant to the Commission’s attorney conduct rules relating to the Reporting Period, (E) any determination that there may be some inaccuracy in the financial statements of a member of the SplitCo Group or a deficiency or inadequacy in the internal accounting controls or operations of a member of the SplitCo Group relating to the Reporting Period that could materially impact Medtronic Parent’s financial statements and (F) the occurrence of any event following a reporting period within the Reporting Period that would reasonably be expected to be required by GAAP to be disclosed as a subsequent event in the consolidated financial statements of Medtronic Parent or SplitCo.
(vi) Designees. Except as expressly set forth in this subsection (b), all reports, drafts, statements, data, or other information required to be delivered to a Party pursuant to this subsection (b) shall be required to be delivered to the designees of such Party set forth on Schedule XVI. Each Party may, by notice to the other Party, change the designees to which such information is required to be delivered.

SECTION 7.06. No Liability. Neither Medtronic nor SplitCo shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person. Neither Medtronic nor SplitCo shall have any Liability to the other Party hereunder if any Information is destroyed after reasonable best efforts by SplitCo or Medtronic, as applicable, to comply with the provisions of Section 7.04.
SECTION 7.07. Production of Witnesses; Records; Cooperation. (a) Without limiting any of the rights or obligations or the Parties pursuant to Section 7.01 or Section 7.04, after the Separation Date, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, each of Medtronic and SplitCo shall cooperate with and provide reasonable assistance to the other Party in connection with any Action (whether threatened or contemplated) or internal investigation or audit in which the other Party or any Person in its Group may from time to time be involved. Such cooperation and assistance shall include, upon written request and to the extent reasonably practicable, making individuals available for interviews, depositions, testimony or other participation, and providing access to books, records and other documents within the assisting Party’s control and possession. The requesting Party shall bear all reasonable costs and expenses in connection therewith.
(b) Without limiting the foregoing, Medtronic and SplitCo shall use their reasonable best efforts to cooperate and consult with each other to the extent reasonably necessary with respect to any Actions, threatened or contemplated Actions or internal investigations or internal audits (including in connection with preparation for any such Action, investigation or audit), other than an Adversarial Action or threatened or contemplated Adversarial Action.
(c) The obligation of Medtronic and SplitCo to use reasonable best efforts to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 7.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (other than in the case of any Adversarial Action or threatened or contemplated Adversarial Action).
SECTION 7.08. Privileged Matters. (a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Separation Closing (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of each of the members of the Medtronic Group and the SplitCo Group, and that each of the members of the Medtronic Group and the SplitCo Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Separation Closing, which services will be rendered solely for the benefit of the Medtronic Group or the SplitCo Group, as the case may be.

(b) The Parties agree as follows:
(i) Medtronic shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information: (x) that relates solely to the Medtronic Business and not to the SplitCo Business; or (y) that relates solely to any Medtronic Assets or Medtronic Liabilities and not any SplitCo Assets or SplitCo Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Medtronic Group or any member of the SplitCo Group. Any disclosure of Medtronic’s privileged Information shall require Medtronic’s prior written consent.
(ii) SplitCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information: (x) created after the Separation Date that relates solely to the SplitCo Business and not to the Medtronic Business; or (y) created after the Separation Date that relates solely to any SplitCo Assets or SplitCo Liabilities and not any Medtronic Assets or Medtronic Liabilities in connection with any Actions that are now pending or may be asserted in the future. Any disclosure of SplitCo’s privileged Information shall require SplitCo’s prior written consent.
(iii) Medtronic and SplitCo shall jointly control the assertion or waiver of all privileges and immunities in connection with any privileged Information created before the Separation Date that relates solely to the SplitCo Business, SplitCo Assets, or SplitCo Liabilities in connection with any Actions that are now pending or may be asserted in the future; provided that neither Party may waive such privilege without the other Party’s prior written consent.
(iv) If the Parties do not agree as to whether certain information is privileged Information, then such Information shall be treated as privileged Information, and the Party that believes that such information is privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not privileged Information or unless the Parties otherwise agree.
(c) Subject to the remaining provisions of this Section 7.08, the Parties agree that Medtronic shall be entitled, in perpetuity, to control the assertion or waiver with respect to all privileges and immunities not allocated pursuant to Section 7.08(b) in connection with any Actions or threatened or contemplated Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement. Upon the reasonable request of Medtronic, in connection with any Action or threatened or contemplated Action contemplated by this Article VII, other than any Adversarial Action or threatened or contemplated Adversarial Action, Medtronic and SplitCo will enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.
(d) If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group and (iii) not unreasonably withhold, delay or condition consent to any request for waiver by the other Party.
(e) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the privileged Information and to assert any rights it or they may have under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the privileged Information and to assert its rights, under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information.
(f) The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of Section 7.09 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such privileged Information and (ii) the Party receiving such privileged Information shall promptly return such privileged Information to the Party who has the right to assert the privilege or immunity.
SECTION 7.09. Confidential Information. (a) Each of Medtronic and SplitCo, on behalf of itself and each Person in its respective Group, agrees to hold, and cause its and their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, not release or disclose, and protect, with at least the same degree of care, but no less than a reasonable degree of care, that Medtronic applies to its own confidential and proprietary information pursuant to policies in effect immediately prior to the Separation Date, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Separation Closing) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the Medtronic Group or the SplitCo Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any member of the Medtronic Group or the SplitCo Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel or other advisors or representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any member of the Medtronic Group or the SplitCo Group, as applicable, (iii) independently generated after the date hereof without reference to any proprietary or confidential Information of the Medtronic Group or the SplitCo Group, as applicable, or (iv) required to be disclosed by Law; provided, however, that the Person required to disclose such Information pursuant to this clause (iv) gives the applicable Person prompt, and to the extent reasonably practicable and legally permissible, prior notice of such disclosure and an opportunity to contest such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of Medtronic and SplitCo may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (x) to the members of its Group and its and their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information), and (y) prior to the Separation Date, to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon customary terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating organization is promptly notified thereof.
(b) Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each of Medtronic and SplitCo will, reasonably promptly after the request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information, other than, in each case, any such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup or storage procedures.

Article VIII
Insurance
SECTION 8.01. Maintenance of Insurance. Except as otherwise expressly permitted in this Article VIII, Medtronic and SplitCo acknowledge that, as of immediately prior to the Separation Date, Medtronic intends to take such action as it may deem necessary or desirable to remove the members of the SplitCo Group and their respective employees, officers and directors as insured parties under the Medtronic Insurance Policies. Subject to Section 8.02, the SplitCo Group will not be entitled, on or following the Separation Date, absent the mutual agreement of SplitCo and Medtronic, to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring on or after the Separation Date. No member of the Medtronic Group shall be deemed to have made any representation or warranty to a member of the SplitCo Group or otherwise as to the availability of any coverage under any such Medtronic Insurance Policy. Notwithstanding the foregoing, for a period of two (2) years following the Separation Date, Medtronic shall, and shall cause the other members of the Medtronic Group to, use reasonable best efforts to take such actions as are necessary to cause the Medtronic Insurance Policies that immediately prior to the Separation Date provide coverage to or with respect to the SplitCo Liabilities to continue to provide such coverage with respect to acts, omissions or events occurring prior to the Separation Date in accordance with their terms as if the Separation Closing had not occurred.
SECTION 8.02. Claims under Medtronic Insurance Policies.
(a) On and after the Separation Date, the members of each of the Medtronic Group and the SplitCo Group shall have the right to assert Medtronic Policy Pre-Separation Insurance Claims with respect to SplitCo Liabilities and the members of the SplitCo Group shall have the right to participate with Medtronic to resolve such Medtronic Policy Pre-Separation Insurance Claims under the applicable Medtronic Insurance Policies up to the full extent of the applicable and available limits of liability of such Medtronic Insurance Policy. Medtronic shall have primary control over all Medtronic Policy Pre-Separation Insurance Claims for which the Medtronic Group or the SplitCo Group, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control. If a member of the SplitCo Group is unable to assert a Medtronic Policy Pre-Separation Insurance Claim because it is no longer an “insured” under a Medtronic Insurance Policy, then Medtronic shall, to the extent permitted by applicable Law and the terms of such insurance policy, assert such claim in its own name and deliver the Insurance Proceeds to SplitCo.
(b) With respect to Medtronic Policy Pre-Separation Insurance Claims relating to SplitCo Liabilities, whether or not known or reported on or prior to the Separation Date, SplitCo shall, or shall cause the applicable member of the SplitCo Group to, report such claims as soon as practicable to each of Medtronic and the applicable insurer(s), and SplitCo shall, or shall cause the applicable member of SplitCo Group to, jointly, assume and be responsible (including, upon the request of Medtronic, by reimbursement to Medtronic for amounts paid or payable by it) for the reimbursement liability (including any deductible, coinsurance or retention payment) related to its portion of the liability, unless otherwise agreed in writing by Medtronic.

(c) On or before March 1 of each calendar year commencing with the first full calendar year following the Separation Date, SplitCo shall pay to Medtronic an upfront payment (the “Annual Upfront Claims Payment”) in an amount not to exceed $1,000,000 per calendar year. The Annual Upfront Claims Payment shall be determined as follows:
(i) For each calendar year commencing with the first full calendar year following the Separation Date, the Parties shall mutually determine in good faith the Annual Upfront Claims Payment no later than February 1 of such calendar year, taking into account, as applicable, (x) in respect of each calendar year including and after the second full calendar year following the Separation Date, the aggregate amount of Medtronic Policy Pre-Separation Insurance Claims actually paid during the immediately preceding calendar year, and (y) the Parties’ good faith projections of anticipated Medtronic Policy Pre-Separation Insurance Claims for the upcoming calendar year.
(ii) If the Parties are unable to mutually agree on the Annual Upfront Claims Payment by February 1, such amount shall be (x) for the first full calendar year following the Separation Date, Medtronic’s reasonable estimate of such amount and (y) for subsequent calendar years, the aggregate amount of Medtronic Policy Pre-Separation Insurance Claims actually paid during the immediately preceding calendar year.
(d) Following the end of each calendar year, the Parties shall conduct an annual true-up to determine the unused portion of the Annual Upfront Claims Payment for such calendar year (the “Roll-Forward Amount”). Any Roll-Forward Amount shall be carried forward and credited dollar-for-dollar against SplitCo’s Annual Upfront Claims Payment obligation for the immediately succeeding calendar year. The Parties shall cooperate in good faith with respect to the administration and management of the Annual Upfront Claims Payment, including by (i) confirming the Roll-Forward Amount as part of the annual true-up process, and (ii) meeting on an annual basis (or more frequently as reasonably requested by either Party) to discuss the adequacy of the Annual Upfront Claims Payment based on actual Medtronic Policy Pre-Separation Insurance Claims experience and anticipated future Medtronic Policy Pre-Separation Insurance Claims.
(e) To the extent Medtronic advances or otherwise pays any amounts on account of such Medtronic Policy Pre-Separation Insurance Claims that are subject to reimbursement by SplitCo pursuant to this Section 8.02, Medtronic shall invoice SplitCo on a quarterly basis for any such reimbursable amounts, and, to the extent the aggregate amount of such Medtronic Policy Pre-Separation Insurance Claims exceeds the amount of the Annual Upfront Claims Payment actually paid by SplitCo in respect of a calendar year, SplitCo shall remit (or cause to be remitted) payment in full in the amount of such unpaid excess to the account(s) designated in such invoice within thirty (30) days following receipt of each such invoice. Any amounts owed by SplitCo to Medtronic pursuant to this Section 8.02(e) that are not paid within thirty (30) days of Medtronic’s written demand for reimbursement shall bear interest from the date of Medtronic’s payment through the date of SplitCo’s reimbursement at a rate equal to the Cost of Capital.

(f) Each of Medtronic and SplitCo shall, and shall cause each member of the Medtronic Group and SplitCo Group, respectively, to, cooperate and assist the applicable member of the SplitCo Group and the Medtronic Group, as applicable, with respect to such Medtronic Policy Pre-Separation Insurance Claims. Medtronic agrees that Medtronic Policy Pre-Separation Insurance Claims of members of the SplitCo Group shall receive the same priority as Medtronic Policy Pre-Separation Insurance Claims of members of the Medtronic Group and, subject to the other provisions of this Section 8.02, be treated equitably in all respects, including in connection with deductibles, retentions and coinsurance.
(g) To the extent applicable and not in conflict with the foregoing provisions of this Section 8.02 or any other provision of this Agreement, Medtronic and SplitCo shall follow the policies and procedures set forth on Schedule XX with respect to Medtronic Policy Pre-Separation Insurance Claims.
SECTION 8.03. Claims under SplitCo Insurance Policies.
(a) On and after the Separation Date, the members of each of the SplitCo Group and the Medtronic Group shall have the right to assert SplitCo Policy Pre-Separation Insurance Claims and the members of the Medtronic Group shall have the right to participate with SplitCo to resolve SplitCo Policy Pre-Separation Insurance Claims under the applicable SplitCo insurance policies up to the full extent of the applicable and available limits of liability of such policy. SplitCo or Medtronic, as the case may be, shall have primary control over those SplitCo Policy Pre-Separation Insurance Claims for which the SplitCo Group or the Medtronic Group, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control. If a member of the Medtronic Group is unable to assert a SplitCo Policy Pre-Separation Insurance Claim because it is no longer an “insured” under a SplitCo insurance policy, then SplitCo shall, to the extent permitted by applicable Law and the terms of such insurance policy, assert such claim in its own name and deliver the Insurance Proceeds to Medtronic.
(b) With respect to SplitCo Policy Pre-Separation Insurance Claims, whether or not known or reported on or prior to the Separation Date, Medtronic shall, or shall cause the applicable member of the Medtronic Group to, report such claims arising from the Medtronic Business as soon as practicable to each of SplitCo and the applicable insurer(s), and Medtronic shall, or shall cause the applicable member of Medtronic Group to, individually, and not jointly, assume and be responsible (including, upon the request of SplitCo, by reimbursement to SplitCo for amounts paid or payable by it) for the reimbursement liability (including any deductible, coinsurance or retention payment) related to its portion of the liability, unless otherwise agreed in writing by SplitCo. Each of SplitCo and Medtronic shall, and shall cause each member of the SplitCo Group and Medtronic Group, respectively, to, cooperate and assist the applicable member of the Medtronic Group and the SplitCo Group, as applicable, with respect to such SplitCo Policy Pre-Separation Insurance Claims. SplitCo agrees that SplitCo Policy Pre-Separation Insurance Claims of members of the Medtronic Group shall receive the same priority as SplitCo Policy Pre-Separation Insurance Claims of members of the SplitCo Group and be treated equitably in all respects, including in connection with deductibles, retentions and coinsurance.
SECTION 8.04. Insurance Proceeds. Any Insurance Proceeds received by the Medtronic Group for members of the SplitCo Group or by the SplitCo Group for members of the Medtronic Group shall be for the benefit, respectively, of the SplitCo Group and the Medtronic Group. Any Insurance Proceeds received for the benefit of both the Medtronic Group and the SplitCo Group shall be distributed pro rata based on the respective share of the underlying loss.
SECTION 8.05. Claims Not Reimbursed. Medtronic shall not be liable to SplitCo for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the Medtronic Group or any member of the SplitCo Group, any failure by any member of the Medtronic Group to timely reimburse SplitCo for amounts owed pursuant to this Article VIII, or any defect in such claim or its processing. In the event that insurable claims of both Medtronic and SplitCo (or the members of their respective Groups) exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense and shall not settle or compromise any such claim without the consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed subject to the terms and conditions of the applicable insurance policy). Nothing in this Section 8.05 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.
SECTION 8.06. Certain Limitations.
(a) Medtronic (or the applicable member of the Medtronic Group) shall retain the exclusive right to control the insurance policies and programs (including the Medtronic Insurance Policies) of the Medtronic Group, including to terminate, exhaust, settle, release, commute, buy-back, amend, modify, waive any rights under or otherwise resolve disputes with respect to any such insurance policies and programs, irrespective of whether any such insurance policies or programs apply to SplitCo Liabilities and/or claims that SplitCo has made or could make in the future.
(b) For the avoidance of doubt, from and after the Separation Closing, neither SplitCo nor any member of the SplitCo Group shall have access to, nor the right to make claims under, the Medtronic Insurance Policies to the extent such access or claims are based upon facts, circumstances, events or matters occurring on or after the Separation Date.
SECTION 8.07. Coverage After the Separation. It is the responsibility of the SplitCo Group to obtain continuing insurance coverage for the Assets of the SplitCo Group and for the Liabilities of the SplitCo Group that arise following the Separation Closing. Medtronic shall provide, and shall cause the other members of the Medtronic Group to provide, such cooperation as is reasonably requested by SplitCo in order for SplitCo to have in effect after the Separation

Closing such new insurance policies and programs as SplitCo deems reasonably appropriate to operate its business.
SECTION 8.08. No Assignment of Entire Insurance Policies. This Agreement shall not be considered an attempted assignment of any Medtronic Insurance Policy or any other insurance policy, nor shall it be construed to be a Contract of insurance. Further this Agreement shall not be construed to waive any right or remedy of any member of the Medtronic Group under or with respect to any Medtronic Insurance Policy or any other Contract or insurance policy.
SECTION 8.09. Director and Officer Liability Insurance.
(a) Until the Separation Closing, Medtronic shall maintain directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Insurance Policies”) for officers and directors of the SplitCo Group to the extent commercially available and at premiums not materially different than the coverage in effect as of the date hereof, and shall not take any action that would adversely and disproportionately affect the coverage available to officers and directors of the SplitCo Group for D&O Indemnification Liabilities as compared to the officers and directors of the Medtronic Group; provided, however, that, notwithstanding anything to the contrary in this Agreement, during the period between the Separation Closing and the Divestment Date, Medtronic may elect, in its sole discretion, to cover the applicable Liabilities of the Medtronic Group and the SplitCo Group under D&O Insurance Policies that cover both the Medtronic Group and the SplitCo Group in the same policy.
(b) On and after the Separation Closing, to the extent that any claims have been duly reported before the Separation Closing or are otherwise covered under the D&O Insurance Policies maintained by members of the Medtronic Group, Medtronic shall not, and shall cause the members of the Medtronic Group not to, take any action intended to limit the coverage of the individuals who acted as directors or officers of SplitCo (or other members of the SplitCo Group) prior to the Separation Closing for D&O Indemnification Liabilities under any D&O Insurance Policies maintained by the members of the Medtronic Group. On and after the Separation Closing, Medtronic shall, and shall cause the other members of the Medtronic Group to, reasonably cooperate with the individuals who acted as directors and officers of SplitCo (or other members of the SplitCo Group) prior to the Separation Closing in their pursuit of any coverage claims under such D&O Insurance Policies for D&O Indemnification Liabilities which could inure to the benefit of such individuals. SplitCo acknowledges that it is the responsibility of the SplitCo Group to obtain continuing insurance coverage for the directors and officers of the members of the SplitCo Group for Liabilities occurring after the Separation Closing.
Article IX
Further Assurances and Additional Covenants
SECTION 9.01. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to Section 4.04 and Section 5.02(a), use reasonable best efforts, prior to, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.
(b) Without limiting the foregoing, prior to, on and after the Separation Date, each Party shall cooperate with the other Party (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all Conveyancing and Assumption Instruments as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Governmental Approvals or other Consents required by Law or otherwise necessary or advisable under any ruling, judgment, Permit, Contract, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Separation, any transfers pursuant to Section 2.07, the Initial Public Offering, the Divestment or the Other Disposition and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby; provided, that neither Party nor any member of its Group shall be required to pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or submit any such Governmental Approval or Consent.
(c) On or prior to the Separation Date, Medtronic and SplitCo, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by SplitCo or any other Subsidiary of Medtronic, as the case may be, to effectuate the transactions contemplated by this Agreement.
(d) Prior to the Divestment Date, SplitCo will not, without the prior written consent of Medtronic (which it may withhold in its sole and absolute discretion), issue (i) any shares of SplitCo Voting Stock or any rights, warrants or options to acquire SplitCo Voting Stock (including, securities convertible into or exchangeable for SplitCo Voting Stock) or (ii) any share of SplitCo Non-Voting Stock; provided that, regardless of whether or not Medtronic shall have consented thereto, in no case shall any such issuance (after giving effect to such issuance and considering all the shares of SplitCo Voting Stock or SplitCo Non-Voting Stock acquirable pursuant to any rights, warrants and options that may be outstanding on the date of such issuance (whether or not then exercisable) and any other relevant Contracts or arrangements), result in Medtronic owning directly or indirectly less than the number of shares necessary to (x) constitute control of SplitCo within the meaning of Section 368(c) of the Code or (y) meet the stock-ownership requirements described in Section 1504(a)(2) of the Code (in each case, if the number 80.1 were substituted for the number 80 each time it appears in such Sections).

Article X
Termination
SECTION 10.01. Termination. This Agreement may be terminated by Medtronic at any time, in its sole discretion, prior to the Separation Closing.
SECTION 10.02. Effect of Termination. In the event of any termination of this Agreement prior to the Separation Closing, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party under this Agreement or the Ancillary Agreements.
Article XI
Miscellaneous
SECTION 11.01. Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.
(b) This Agreement, the Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. Notwithstanding any other provisions in this Agreement to the contrary, it is the intention of the Parties that this Agreement shall be consistent with the terms of the Ancillary Agreements. If there is a conflict between any provision of this Agreement and any specific provision of an applicable Ancillary Agreement, such Ancillary Agreement shall control; provided that with respect to any Conveyancing and Assumption Instrument, this Agreement shall control unless specifically stated otherwise in such Conveyancing and Assumption Instrument.
(c) Medtronic represents on behalf of itself and each other member of the Medtronic Group, and SplitCo represents on behalf of itself and each other member of the SplitCo Group, as follows:
(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Separation Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.
SECTION 11.02. Governing Law; Dispute Resolution; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
(b) Unless otherwise set forth in this Agreement, in the event of any dispute arising under this Agreement between the Parties (a “Dispute”), either Party may refer such Dispute to the respective senior officers of such Parties by delivering written notice of such Dispute to the other Party (a “Negotiation Notice”). Upon delivery of a Negotiation Notice, each Party shall attempt in good faith to resolve such Dispute by negotiation among their respective senior officers who hold, at a minimum, the title of Vice President and who have authority to settle such Dispute (“Senior Negotiation”). Notwithstanding the foregoing, the Parties may mutually agree in writing to waive the Senior Negotiation and proceed directly to the Mediation Process pursuant to Section 11.02(c) or, if both Parties so agree in writing, to waive both the Senior Negotiation and the Mediation Process and proceed directly to litigation pursuant to Section 11.02(e).
(c) If the Parties are unable to resolve any Dispute within 30 calendar days of the delivery of a Negotiation Notice, then either Party shall have the right to initiate non-binding mediation (the “Mediation Process”) by delivering written notice to the other Party (a “Mediation Notice”). Upon delivery of a Mediation Notice, the applicable Dispute shall be promptly submitted for non-binding mediation, and the Parties shall participate in such mediation in good faith for a period of 30 calendar days or such longer period as the Parties may mutually agree in writing (the “Mediation Period”). Notwithstanding the foregoing, the Parties may mutually agree in writing to waive the Mediation Process and proceed directly to litigation pursuant to Section 11.02(e). In connection with such mediation, the Parties shall cooperate with each other in selecting a neutral mediator with relevant industry experience and in scheduling the mediation proceedings; provided that, if the Parties fail to agree on a neutral mediator within 30 calendar days of the Mediation Notice, then the Parties will proceed directly to litigation pursuant to Section 11.02(e). The Parties agree to bear equally the costs of any mediation, including any fees or expenses of the applicable mediator; provided, that each Party shall bear its own costs in connection with participating in such mediation.
(d) For the avoidance of doubt, any negotiations or mediation conducted in accordance with Section 11.02(b) or Section 11.02(c) shall be subject to Federal Rule of Civil Procedure 408 or any applicable state Law equivalent.
(e) If the Parties are unable to resolve any Dispute via negotiation or mediation in accordance with Section 11.02(b) and Section 11.02(c), then, following the Mediation Period, either Party may commence litigation in a court of competent jurisdiction pursuant to Section 11.02(f). For the avoidance of doubt, except as set forth in Section 11.02(g), neither Party may commence litigation with respect to a Dispute until and unless the Parties first fail to resolve such Dispute via negotiation and mediation in accordance with Section 11.02(b) and Section 11.02(c).

(f) Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware finds it lacks subject matter jurisdiction, the federal court of the United States sitting in Delaware or, if (and only if) the federal court of the United States sitting in Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and appellate courts thereof, over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.
(g) Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction, at any time, in order to prevent immediate and irreparable injury, loss or damage on a provisional basis, pending the resolution of any dispute hereunder, including under Section 11.02(b) or (c) hereof.
SECTION 11.03. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, (a) Medtronic may assign this Agreement (or any provision thereof) to any Affiliate of Medtronic and (b) either Party may assign this Agreement without consent of the other Party in connection with (i) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (ii) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party; provided, further, that upon the effective time of the SplitCo Merger, SplitCo Parent shall, automatically and without any action from any other Person (including the requirements described in the immediately foregoing proviso), succeed to all of SplitCo’s rights and obligations under this Agreement and shall expressly assume and agree to perform, discharge, and be bound by all of SplitCo’s obligations, covenants, and liabilities under this Agreement and all Ancillary Agreements to which the Initial SplitCo Party is a party as of the effective time of the SplitCo Merger. No assignment permitted by this Section 11.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
SECTION 11.04. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Medtronic Indemnitee or SplitCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and their successors and permitted assigns and are not intended to confer upon any Person except the Parties hereto and their successors and permitted assigns any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
SECTION 11.05. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Medtronic, to:
Medtronic, Inc.
Medtronic Operational Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432
Attention: Vice President, Corporate Development & Ventures
Senior Legal Director, Business Development
Email:

with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
650 California Street
San Francisco, CA 94108
Attention:    Benet J. O’Reilly
Email:
and
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:    Kimberly R. Spoerri
Email:
If to SplitCo, to:
Kangaroo US HoldCo, Inc.
1800 Devonshire Street
Northridge, CA
Attention Courtney Nelson Wills, General Counsel
Email:

with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
650 California Street
San Francisco, CA 94108
Attention:    Benet J. O’Reilly
Email:
and
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:    Kimberly R. Spoerri
Email:
Either Party may, by notice to the other Party, change the address to which such notices are to be given.
SECTION 11.06. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
SECTION 11.07. Publicity. Other than in connection with an Adversarial Action, each of Medtronic and SplitCo shall consult with the other, and shall, subject to the requirements of Section 7.09, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Separation, the Initial Public Offering, the Divestment or the Other Disposition or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the IPO Registration Statement, the Parties’ respective Current Reports on Form 8-K to be filed on the Divestment Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Divestment Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Divestment Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Divestment Report”)). Each Party’s aforementioned obligations in this Section 11.07 shall terminate on the date on which such Party’s First Post-

Divestment Report is filed with the Commission. SplitCo shall issue a press release upon the closing of the Initial Public Offering, which press release shall be subject to Medtronic’s prior approval and consent, and Medtronic shall retain the right to issue a press release or public statement regarding the closing of the Initial Public Offering or any other transactions contemplated hereby at any time in its sole discretion.
SECTION 11.08. Expenses.
(a) Except as expressly set forth in this Agreement or in any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, (i) Medtronic shall bear and pay all Transaction Expenses incurred at or prior to the Separation Closing and (ii) SplitCo shall bear and pay all Transaction Expenses incurred after the Separation Closing; provided, that, notwithstanding this clause (ii), Medtronic shall bear and pay (A) any Transaction Expenses that are primarily related to the stand-up of members of the Medtronic Group and (B) any Transaction Expenses incurred in connection with services expressly requested by Medtronic in writing following the Separation Closing and SplitCo shall bear the Underwriters’ discount arising from the Initial Public Offering and any financing fees arising from the SplitCo Financing Arrangements. For the avoidance of doubt, this Section 11.08 shall not affect each Party’s responsibility to indemnify the SplitCo Liabilities and the Medtronic Liabilities, as applicable, arising from the transactions contemplated by the Divestment.
(b) If any Party (or a member of its Group) actually pays any Transaction Expenses (such Party, the “Actual Payor”) that were required to have been borne and paid by the other Party pursuant to this Section 11.08 or otherwise (such other Party, the “Required Payor”), the Actual Payor may invoice the Required Payor for the amount of such Transaction Expenses on a quarterly basis (which such invoice shall include reasonable documentation of the amount of such Transaction Expenses), and the Required Payor shall be required to pay such amount to the Actual Payor within sixty (60) days after receipt of such invoice. Any payment not received by the Actual Payor by such date and not otherwise the subject of a good faith dispute shall be subject to a late payment interest charge using the 1-month term secured overnight financing rate (Term SOFR), determined as of such date, plus 0.5%; provided that in the event of any good faith dispute, interest shall not be due on that part of the invoice subject to dispute until after settlement or other resolution of such dispute; provided, further, that a resolution in favor of the Required Payor shall not result in the incurrence of any late-payment interest charges.
SECTION 11.09. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 11.10. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive the Separation, the Initial Public Offering and any Divestment or Other Disposition, as applicable, and shall remain in full force and effect.
SECTION 11.11. Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary

Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.
SECTION 11.12. Specific Performance. Subject to Section 4.04 and Section 5.02(a), in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
SECTION 11.13. No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between Medtronic and the other members of the Medtronic Group, on the one hand, and SplitCo and the other members of the SplitCo Group, on the other hand, and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party.
SECTION 11.14. Amendments; Waivers. No provisions of this Agreement shall be deemed amended, supplemented or modified by any Party, unless such amendment, supplement or modification is in writing and signed by an authorized representative of each Party, and no waiver of any provisions of this Agreement shall be effective unless in writing and signed by an authorized representative of the Party sought to be bound by such waiver.
SECTION 11.15. Right of Set-Off. Each Party (and its Affiliates) may set off any amounts owed to it by the other Party (or its Affiliates) under this Agreement or any other Ancillary Agreement against any amounts it owes to the other Party (or its Affiliates) under any such Contracts. The Party exercising set-off rights shall provide prompt written notice to the other Party.
SECTION 11.16. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall be construed to refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications as set forth herein). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The words “will” and “shall” shall be interpreted to have the same meaning. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.
SECTION 11.17. Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.17.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

MEDTRONIC GROUP HOLDING, INC.
by
/s/ Brian Sandstrom
Name: Brian Sandstrom
Title: Vice President and Secretary

KANGAROO US HOLDCO 2, INC.
by
/s/ Chris Eso
Name: Chris Eso
Title: President